Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PAYLOCITY CORPORATION

PROJECT ALPINE MERGER SUB, INC.

AIRBASE INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS AGENT OF THE EQUITYHOLDERS

Dated as of August 29, 2024

Page

1.	THE MERGER		1
	1.1	The Merger	1
	1.2	Closing; Effective Time	1
	1.3	Effect of the Merger	1
	1.4	Certificate of Incorporation; Bylaws	2
	1.5	Directors and Officers	2
	1.6	Effect on Capital Stock	2
	1.7	Purchase Price	4
	1.8	Allocation of Consideration	4
	1.9	Payment Procedures	4
	1.10	Cash, Debt, Working Capital and Company Transaction Expenses Estimates	6
	1.11	Post-Closing Adjustments	7
	1.12	Accounting Dispute Resolution	7
	1.13	Closing Deliveries	8
	1.14	Required Withholding	10
	1.15	Defined Terms Used in this Agreement	10

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20
	2.1	Organization, Good Standing, Corporate Power and Qualification	20
	2.2	Capitalization	20
	2.3	Authorization	20
	2.4	Governmental Consents and Filings	21
	2.5	Litigation	21
	2.6	Intellectual Property	21
	2.7	Compliance with Other Instruments	27
	2.8	Agreements; Actions	27
	2.9	Certain Transactions	28
	2.10	Title to Property and Assets; Leases	29
	2.11	Financial Statements	30
	2.12	Changes	30
	2.13	Compliance with Laws	31
	2.14	Employee Matters and Employee Benefit Plans	32
	2.15	Insurance	38
	2.16	Taxes	38
	2.17	Permits	40
	2.18	Corporate Documents	40
	2.19	Environmental and Safety Laws	40
	2.20	Brokers’ and Finders’ Fees	41
	2.21	Customers and Suppliers	41
	2.22	FCPA; Import/Export	41
	2.23	Accounts Receivable	41
	2.24	Restrictions on Business Activities	42
	2.25	Bank Accounts; Letters of Credit	42
	2.26	Warranties	42

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		42
	3.1	Organization, Good Standing, Qualification and Power	42
	3.2	Authorization	43
	3.3	Legal Proceedings	43
i

(continued)
Page

	3.4	Financial Ability	43
	3.5	Foreign Person Status	43
	3.6	Brokers and Agents	44

4.	COVENANTS		44
	4.1	Conduct of Business by the Company Pending the Closing	44
	4.2	No-Shop	46
	4.3	Access to Information	46
	4.4	Notification of Certain Matters	46
	4.5	280G Covenant	47
	4.6	Information Statement	47
	4.7	Confidentiality	47
	4.8	Termination of 401(k) Plan	48
	4.9	Indemnification of Directors & Officers and D&O Tail	48
	4.10	R&W Insurance	49
	4.11	Pre-Closing Publicity	49
	4.12	Governmental Approvals and Consents	49
	4.13	Written Consent	50
	4.14	Termination of PEO Arrangements	50
	4.15	Indian Subsidiary	50

5.	POST-CLOSING TAX MATTERS		51
	5.1	Tax Returns; Liability for Taxes; Other Tax Matters	51

6.	CONDITIONS TO THE CLOSING		51
	6.1	Conditions to Obligations of Each Party to Effect the Closing	51
	6.3	Additional Conditions to Obligations of the Company	52

7.	INDEMNIFICATION; REMEDIES		53
	7.1	Survival of Representations and Warranties	53
	7.2	Indemnification	53
	7.3	Indemnification Procedures	55
	7.4	Limitations on Indemnification	55
	7.5	Indemnity Payments	56
	7.6	Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent	56
	7.7	Tax Treatment of Indemnity Payments	56
	7.8	R&W Insurance and Other Sources; Order of Recovery	56
	7.9	Exclusive Remedy; Further Limitations	57

8.	AGENT		57
	8.1	Appointment of Agent	57
	8.2	Exculpation; Indemnification	59
	8.3	Acceptance of Appointment; Survival of Immunities	59
	8.4	Actions of Agent	59

9.	TERMINATION		60
	9.1	Termination	60
	9.2	Effect of Termination	60

(continued)
Page

10.	MISCELLANEOUS		60
	10.1	Successors and Assigns	60
	10.2	Governing Laws	61
	10.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	61
	10.4	Counterparts; Facsimile	61
	10.5	Titles and Subtitles	61
	10.6	Notices	61
	10.7	Fees and Expenses	63
	10.8	Attorneys’ Fees	63
	10.9	Amendments and Waivers	63
	10.10	Severability	63
	10.11	Delays or Omissions	63
	10.12	Entire Agreement	63
	10.13	Joint Negotiation and Drafting	64
	10.14	Third Party Beneficiaries	64
	10.15	Specific Performance	64
	10.16	Waiver of Conflicts; Attorney Client Privilege	64

1.	EXHIBITS:

	A	Form of Certificate of Merger
	B	Form of Transmittal Letter
	C	Form of Escrow Agreement
	D	Form of Option Termination Agreement
	E-1	Form of Non-Competition Agreement
	E-2	Form of Non-Solicitation Agreement
	F	Form of Support and Release Agreement
	G	Form of Warrant Termination Agreement
	H	Form of SAFE Termination Agreement
	I	Form of Option Release Agreement

2.	ANNEXES:
	I	Accounting Principles
	II	Standard Customer Form

3.	SCHEDULES:

Disclosure Schedules
	1.13(a)(iv)	List of individuals executing Employment Documents
	1.13(a)(v)	List of individuals executing Non-Competition Agreements
	1.13(a)(vi)	List of Persons executing Non-Solicitation Agreements
	1.13(a)(ix)	List of Persons executing Option Termination Agreements
	1.13(a)(xi)	List of agreements to be terminated

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of August 29, 2024, by and among Paylocity Corporation, an Illinois corporation (“Purchaser”), Project Alpine Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Airbase Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative, agent and attorney-in-fact (“Agent”) of the holders of all of the outstanding shares of capital stock of the Company (collectively, the “Stockholders”) and other holders of rights to acquire equity in the Company (together with the Stockholders, the “Equityholders”).

WHEREAS, the Boards of Directors of each of Purchaser, Merger Sub and the Company believe it is in the best interests of each company and its respective stockholders that Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.The Merger.

1.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”), and the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Purchaser.

1.2Closing; Effective Time. Unless the parties mutually agree otherwise in writing, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date that is two business days following the satisfaction (or waiver as provided for herein) of the conditions set forth in Section 6 (other than those conditions that by their nature will be satisfied at the Closing, including the delivery of all items required to be delivered at Closing pursuant to Section 1.13); provided that if the Closing falls within the last 10 days of Purchaser’s fiscal quarter, the Closing shall take place on the third business day of the subsequent fiscal quarter. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by effectively filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).

1.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4Certificate of Incorporation; Bylaws.

(a)At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Airbase Inc.” and (ii) any other changes necessary to reflect the change referenced in clause (i) of this sentence shall be made.

(b)At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Airbase Inc.

1.5Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

1.6Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (in accordance with the terms of this Agreement):

(a)Capital Stock. Each share of Capital Stock issued and outstanding as of the Effective Time (except as set forth in Section 1.6(b) below and excluding Dissenting Shares) shall be converted and exchanged into the right to receive an amount in cash equal to the Final Per Share Consideration, without interest.

(b)Cancellation of Treasury Stock. All shares of Capital Stock that are owned by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)Options; Warrants; SAFE; Restricted Stock.

(i)In-the-Money Vested Options. Prior to the Closing, the Company shall take all actions necessary to provide that each unexpired, unexercised, vested and exercisable Option outstanding immediately prior to the Effective Time that has an exercise price per share that is lower than the Per Share Consideration (each such Option, or vested portion thereof, a “Vested Option”) shall be terminated and canceled for cash consideration (the “Vested Option Consideration”) equal to the product of (a) the excess, if any, of the Per Share Consideration over the per share exercise price for such Vested Option and (b) the number of shares of Capital Stock subject to such Vested Option (such payment, if any, to be net of applicable Taxes); provided, that the payment of the Vested Option Consideration shall be conditioned upon the timely execution, delivery to the Company (or Surviving Corporation following the Closing) and non-revocation of an Option Termination Agreement in the form of Exhibit D hereto (“Option Termination Agreement”) by the holder of such Vested Option.

(ii)Out-of-the-Money Options; Unvested Options. At the Closing, each Option that is not a Vested Option that is outstanding and unexercised immediately prior to the Closing shall be terminated and canceled without consideration.

(iii)Company Warrants. Prior to the Closing, the Company shall take all actions necessary to provide that each unexpired, unexercised, vested and exercisable Warrant outstanding immediately prior to the Effective Time that has an exercise price per share that is lower than the Per Share Consideration (each such Warrant, or vested portion thereof, a “In-the-Money Warrant”) shall be terminated and canceled for cash consideration (the “In-the-Money Warrant Consideration”) equal to the product of (a) the excess, if any, of the Per Share Consideration over the per share exercise price for such In-the-Money Warrant and (b) the number of shares of Capital Stock subject to such In-the-Money Warrant (such payment, if any, to be net of applicable Taxes); provided, that the payment of the In-the-Money Warrant Consideration shall be conditioned upon the timely execution, delivery to the Company (or Surviving Corporation following the Closing) and non-revocation of a Warrant Termination Agreement in the form of Exhibit G hereto (“Warrant Termination Agreement”) by the holder of such In-the-Money Warrant.

(iv)Out-of-the-Money Warrants. At the Closing, each Warrant that is not an In-the-Money Warrant that is outstanding and unexercised immediately prior to the Closing shall be terminated and canceled without consideration.

(v)SAFE. Prior to the Closing, the Company shall take all actions necessary to provide that the SAFE shall be terminated and canceled for cash consideration equal to the SAFE Consideration (such payment, if any, to be net of applicable Taxes); provided, that the payment of the SAFE Consideration shall be conditioned upon the timely execution, delivery to the Company (or Surviving Corporation following the Closing) and non-revocation of a SAFE Termination Agreement in the form of Exhibit H hereto (“SAFE Termination Agreement”) by the SAFE Holder.

(vi)Restricted Stock. Prior to the Closing, the Company shall take all actions necessary to provide that all shares of Restricted Stock shall be terminated and canceled for cash consideration equal to the original per share price paid by the holder of such shares of Restricted Stock.

(d)Necessary Actions. The Company shall take all actions necessary to give effect to the foregoing provisions of this Section 1.6(d) including obtaining all necessary consents (if any) and causing to be effected any necessary amendments to or the termination of any Options and the Equity Incentive Plan, and shall provide documentation as reasonably requested by Purchaser of implementation of such actions.

(e)Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f)Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount paid to the Equityholders exceed the Purchase Price plus any amounts required to be distributed to Indemnifying Parties from the Escrow Fund, in each case pursuant to the terms of this Agreement and the Escrow Agreement.

1.7Purchase Price.

(a)Subject to Sections 1.10 and 1.11, the aggregate consideration payable by Purchaser at the Closing (the “Purchase Price”) shall consist of an aggregate amount equal to (i) the Cash Consideration, minus (ii) $812,500.00 (the “Indemnity Escrow Fund”), which will be deposited at the Closing by Purchaser in escrow pursuant to Section 1.13(b)(iv) to be held by Wilmington Trust, N.A. (“Escrow Agent”) pursuant to the terms of this Agreement and the Escrow Agreement, minus (iii) $1,500,000.00 (the “Adjustment Escrow Fund” and together with the Indemnity Escrow Fund, the “Escrow Fund”), which will be deposited at the Closing by Purchaser in escrow to be held by Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement, minus (iv) the Expense Fund, which will be deposited at the Closing by Purchaser in an account designated by the Agent.

1.8Allocation of Consideration. Concurrently with the delivery of the Closing Certificate, the Company shall deliver to Purchaser a true and correct funds flow statement, in form and substance reasonably acceptable to Purchaser (the “Payment Schedule”), which shall take into account any reasonable comments from Purchaser that the Company shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement and the Company Charter, setting forth with respect to each Equityholder and each Person to whom any Company Transaction Expense and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee, and setting forth the Percentage for each Indemnifying Party. Amounts payable to each Equityholder will be reduced by any amounts owed by such Equityholder to the Company pursuant to Schedule 2.9(b)(i).

1.9Payment Procedures.

(a)Paying Agent. Purchaser has designated Wilmington Trust, N.A. to act as the paying agent (“Paying Agent”) for the purpose of exchanging certificates representing the shares of Capital Stock (the “Certificates”) for each Stockholder’s share of the Purchase Price, to be allocated among the Stockholders in accordance with the Payment Schedule delivered to Purchaser by the Company pursuant to Section 1.8.

(b)As soon as practicable after the Effective Time, Purchaser shall cause Paying Agent to distribute Transmittal Letters substantially in the form attached hereto as Exhibit B (the “Transmittal Letters”) to each Stockholder at the address of record with the Company advising such holder of the effectiveness of the Merger and the procedures for surrendering to Paying Agent such holder’s Certificates (if a Stockholder) and Transmittal Letter (with all other documentation required to be delivered pursuant to the Transmittal Letter) in exchange for the portion of the Purchase Price payable to such holder pursuant to this Agreement as set forth on the Payment Schedule.

(c)Within five business days of receipt of all required documentation from a Stockholder, Paying Agent shall deliver to such holder, in accordance with the terms of such holder’s Transmittal Letter the amount set forth opposite such holder’s name on the Payment Schedule as payable on account of such holder’s shares of Capital Stock as the aggregate share of the Purchase Price payable to such holder in exchange for such holder’s shares of Capital Stock (such consideration subject to adjustment as provided herein and any applicable withholding Taxes). In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein or in the Company Charter, Purchaser, Merger Sub, the Surviving Corporation, Agent and Paying Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Stockholders pursuant to this Agreement.

(d)If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to Paying Agent or otherwise be in proper form for transfer and that the Person requesting such payment shall have signed the Transmittal Letter and paid all transfer and other Taxes required by reason of such payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Paying Agent that such Taxes either have been paid or are not applicable.

(e)Until properly surrendered or canceled, each Certificate shall be deemed for all purposes to evidence only the right to receive the portion of the Purchase Price payable in exchange for shares of Capital Stock held by such Stockholder, pursuant to this Agreement. The Stockholders shall not be entitled to receive any portion of the Purchase Price to which they would otherwise be entitled until their respective Transmittal Letters (with all other documentation required to be delivered pursuant to the Transmittal Letter) and Certificates (or affidavits of loss with respect thereto) are properly delivered and surrendered in accordance with this Agreement.

(f)Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Paying Agent shall pay with respect to such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form acceptable to Purchaser and Paying Agent, the amount payable with respect to such Certificates as set forth on the Payment Schedule; provided, however, that Purchaser, the Surviving Corporation or Paying Agent may, in its discretion, require the delivery of a satisfactory indemnity.

(g)Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Capital Stock thereafter on the records of the Company or the Surviving Corporation.

(h)Escheat. Notwithstanding anything to the contrary in this Agreement, none of Purchaser, the Surviving Corporation, Paying Agent, Escrow Agent, Agent nor any Equityholder shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock (other than any such shares to be canceled pursuant to Section 1.6(b)) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law, if such Section provides for appraisal rights for such shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Purchase Price unless and until such Stockholder fails to perfect or withdraws or otherwise loses such Stockholder’s right to appraisal and payment under Delaware Law. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses such Stockholder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Purchase Price, if any, to which such Stockholder is entitled, without interest. Prior to the Effective Time, the Company shall give Purchaser (a) reasonably prompt notice of any demands received by the Company for appraisal of Capital Stock pursuant to Delaware Law and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, such demands.

(j)Vested Options. On a regularly scheduled payroll date of the Surviving Corporation occurring within 5 business days following the Closing Date, the Surviving Corporation shall pay to each holder of a Vested Option the applicable Vested Option Consideration (less applicable withholdings), which Vested Option Consideration amount shall be set forth opposite such holder’s name on the Payment Schedule as the aggregate share of the Purchase Price payable to such holder on account of such holder’s Vested Options in exchange for such holder’s Vested Options (such consideration subject to adjustment as provided herein and any applicable Taxes). In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein, Purchaser, Merger Sub, the Surviving Corporation and Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the holders of Vested Options pursuant to this Agreement.

(k)Interest. Any interest that accrues in the Escrow Fund shall be paid out in accordance with the terms of the Escrow Agreement. Except as set forth in the preceding sentence, no other interest shall be payable hereunder with respect to the Purchase Price. Without limiting the generality of the foregoing, no interest shall accrue or be paid to any Stockholder or any holder of any Certificate with respect to the portion of the Purchase Price payable upon the surrender of any Certificate. The parties hereto acknowledge and agree that, for tax purposes, Purchaser will be deemed the owner of the interest income, if any, with respect to the Escrow Fund (and the Escrow Agreement shall provide for customary tax distributions to Purchaser in respect of such interest income based on an assumed rate of no less than 26%) and that such Escrow Fund is intended to be treated as an installment obligation for purposes of Section 453 of the Code.

1.10Cash, Debt, Working Capital and Company Transaction Expenses Estimates. At least three business days prior to the Closing Date, the Company shall estimate in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and shall deliver to Purchaser a certificate (the “Closing Certificate”) setting forth such estimates, together with a calculation of the Estimated Purchase Price. The Closing Certificate shall be accompanied by executed payoff letters, in form and substance reasonably satisfactory to Purchaser from each holder of Closing Indebtedness. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 1.7, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Company Transaction Expenses are equal to the Estimated Company Transaction Expenses. Purchaser and its representatives, including Purchaser’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, prepared in connection with the delivery of the Closing Certificate.

1.11Post-Closing Adjustments.

(a)Adjustment Statement. Within 90 days after the Closing Date, Purchaser shall cause the Surviving Corporation to prepare and deliver to Agent an adjustment statement setting forth the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and, based on such calculation of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, Purchaser’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Adjustment Statement”). Following the delivery of the Preliminary Adjustment Statement to Agent, Purchaser shall afford Agent the opportunity to examine the statements and such supporting schedules, analyses, and other underlying records or documentation as are reasonably necessary and appropriate. Purchaser shall reasonably cooperate with Agent in such examination. If within 30 days following delivery of such Preliminary Adjustment Statement to Agent, Agent has not delivered to Purchaser a written objection notice setting forth in reasonable detail the reasons for which Agent does not agree with the calculation of the Preliminary Adjustment Statement, then the Preliminary Adjustment Statement shall be deemed final and binding on the parties. If Agent delivers the objection notice within such period, then Purchaser and Agent shall endeavor in good faith to resolve the objections. In the event Purchaser and Agent are unable to agree on the Preliminary Adjustment Statement calculations after good faith negotiations for a period of 30 days, the remaining disputes will be resolved pursuant to Section 1.12.

(b)Adjustment of Purchase Price. If the Purchase Price, as finally determined, is greater than or equal to the Estimated Purchase Price, then Purchaser and Agent shall deliver a joint written instruction to Escrow Agent to release to Paying Agent, on behalf of the Stockholders, the Adjustment Escrow Fund, to be allocated among the Stockholders in accordance with each such Stockholder’s Percentage. Without limiting the foregoing, if the Purchase Price is greater than the Estimated Purchase Price, in addition to the release of the Adjustment Escrow Fund to the Stockholders, Purchaser shall pay to the Stockholders the difference between the Purchase Price and the Estimated Purchase Price (the “Underpayment”) by means of a wire transfer of immediately available funds to Paying Agent, to be allocated among the Stockholders in accordance with such Stockholder’s Percentage. If the Purchase Price, as finally determined, is less than the Estimated Purchase Price (an “Overpayment”), then Purchaser and Agent shall deliver a joint written instruction to Escrow Agent to release out of the Adjustment Escrow Fund an amount equal to the Overpayment and distribute the remainder of the Adjustment Escrow Fund, if any, to Paying Agent, on behalf of the Stockholders, to be allocated among the Stockholders in accordance with each such Stockholder’s Percentage. Without limiting the foregoing, if the Overpayment is greater than the amount of the Adjustment Escrow Fund, then Purchaser may, at its option, either (1) instruct Escrow Agent to disburse from the Escrow Fund, by means of a wire transfer of immediately available funds, the amount of such difference or (2) require each Stockholder, severally and not jointly, to pay its Percentage of such difference to Purchaser by means of a wire transfer of immediately available funds to an account designated by Purchaser, in which case each Stockholder shall make such payment as directed by Purchaser. Any payments required to be made under this Section 1.11(b) shall be payable no later than 10 business days after the determination of such amounts.

1.12Accounting Dispute Resolution. If there are remaining disputes under Section 1.11(a), Purchaser and Agent shall submit the disputed items (and only the disputed items) for resolution to an independent accounting firm mutually appointed by Purchaser and Agent (the “Independent Accounting Firm”), who shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The Independent Accounting Firm shall determine any disputed items within 30 days after they are submitted to it. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) each party shall furnish to the Independent Accounting Firm such workpapers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (ii) each of the parties shall assign a value to each disputed item and the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party, and (iii) the Independent Accounting Firm shall make its calculation of the disputed items (and of the Purchase Price) in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to both parties, and such calculation shall (except in the case of fraud or manifest error) be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Purchaser and Agent, on behalf of the Stockholders, shall each bear its own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by Purchaser and Agent (on behalf of the Stockholders) in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm.

1.13Closing Deliveries.

(a)Company Deliveries. At the Closing, the Company shall deliver to Purchaser (in addition to the items required to be delivered pursuant to Section 6):

(i)A certificate of the Secretary of the Company certifying that attached thereto are (A) true and complete copies of the Organizational Documents of the Company (in the case of the Company Charter, certified by the Secretary of State of the State of Delaware as of a date not more than 10 days before the Closing Date), (B) certificate of good standing as of a date within three business days prior to Closing from the Secretary of State in each state where the Company is incorporated, organized or qualified to do business, (C) true and complete copies of resolutions of the board of directors of the Company unanimously approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, and (D) resolutions of the requisite majority of the Stockholders of the Company, pursuant to Law and the Organizational Documents, representing 90% of the outstanding shares of Capital Stock approving the Transaction Agreements and the transactions contemplated thereunder (the “Written Consent”), and certifying that such resolutions were duly adopted, have not been amended or rescinded, and are in full force and effect.

(ii)A certificate of the Chief Executive Officer of the Company certifying that the conditions set forth in Section 6.2(a), 6.2(b) and 6.2(c) have been satisfied as of the Closing.

(iii)Evidence of the consent or approval of each Person that is a party to a Contract (including evidence of the payment or any required payment) and whose consent or approval is required to be set forth on Schedule 2.8(b)(z), and such consent or approval will be in form and substance reasonably satisfactory to Purchaser.

(iv)A copy of Purchaser’s form offer letter and employer proprietary invention assignment agreement (the “Employment Documents”) duly executed and delivered by the individuals set forth on Schedule 1.13(a)(iv).

(v)A copy of the non-competition agreement, in the form attached hereto as Exhibit E-1 (the “Non-Competition Agreement”), duly executed and delivered by the Company and each of the Persons set forth on Schedule 1.13(a)(v).

(vi)A copy of the non-solicitation agreement, in the form attached hereto as Exhibit E-2 (the “Non-Solicitation Agreement”), duly executed and delivered by the Company and each of the Persons set forth on Schedule 1.13(a)(vi).

(vii)A certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in form and substance reasonably satisfactory to Purchaser, certifying that shares of Capital Stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

(viii)A copy of the escrow agreement (the “Escrow Agreement”) in substantially the form of Exhibit C hereto, duly executed by Agent.

(ix)Option Termination Agreements duly executed by holders of a majority of the shares of Common Stock subject to outstanding Options, including those holders set forth on Schedule 1.13(a)(ix).

(x)A Support and Release Agreement (“Support and Release Agreement”) in substantially the form of Exhibit F hereto, duly executed by each Equityholder who executes the Written Consent.

(xi)Evidence of the termination of the agreements set forth on Schedule 1.13(a)(xi).

(xii)Promised Company Award Cancellation and Release Agreements (each an “Option Release Agreement” and collectively the “Option Release Agreements”) in substantially the form of Exhibit I hereto, duly executed by the Persons set forth on Schedule 2.14(f) holding at least seventy-five percent (75%) of the aggregate promised options indicated thereon.

(b)Purchaser Deliveries. At the Closing, Purchaser shall deliver:

(i)To Paying Agent, on behalf of the Equityholders, by wire transfer of immediately available funds, the Purchase Price (except for the aggregate Vested Option Consideration payable to holders of Options).

(ii)To the Company, on behalf of the holders of Options, by wire transfer of immediately available funds, the aggregate Vested Option Consideration payable to holders of Options.

(iii)To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth on the Payment Schedule, the amount of the Company Transaction Expense and/or Company Indebtedness set forth thereon, by wire transfer of immediately available funds.

(iv)To Escrow Agent, the Adjustment Escrow Fund and the Indemnity Escrow Fund, by wire transfer of immediately available funds.

(v)To Agent, a copy of the Escrow Agreement, duly executed by Purchaser.

1.14Required Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, the Company, the Surviving Corporation, Paying Agent and Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement or such other Transaction Agreement as having been paid to the applicable Person for which such withholding or deduction was made, and such amounts shall be delivered by Purchaser, the Company, the Surviving Corporation, Paying Agent or Escrow Agent, as appropriate, to the applicable taxing authority.

1.15Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

“Accounting Principles” means (1) the accounting principles, policies, procedures, and categorizations set forth on Annex I, (2) to the extent not inconsistent with clause (1), and only to the extent consistent with GAAP, the accounting principles, policies, and practices applied in the audited consolidated financial statements for the year ended January 31, 2024, and (3) if not otherwise addressed in (1) and (2), GAAP. For the avoidance of doubt, clause (1) shall take precedence over clauses (2) and (3), and clause (2) (solely to the extent consistent with GAAP) shall take precedence over clause (3).

“Accrued Taxes” means (i) the unpaid amount of Taxes of the Company and its Subsidiaries attributable to taxable periods (or portions thereof) beginning on or after February 1, 2023, and ending on or prior to the Closing Date (whether or not yet due and payable), in taxing jurisdictions where the Company or its Subsidiaries filed a Tax Return for the last Tax period for which a Tax Return was due (taking into account applicable extensions) or commenced activities after the end of such Tax period, and determined in accordance with the past practice of the Company (except as reasonably necessary to account for the Transfer Pricing Study (which amount may not be less than zero in any jurisdiction or for any particular type of Tax) and (ii) $100,000 (in respect of the sales, use, gross receipts and other Taxes of the Company and its Subsidiaries in the jurisdictions (and for the applicable periods) set forth on Schedule 2.16(a)). In the determination of Accrued Taxes, (a) income Taxes for any Straddle Period shall be determined in accordance with as provided in the definition of Pre-Closing Tax Period, (b) Transaction Deductions that are at least “more likely than not” deductible in a Pre-Closing Tax Period under applicable Law shall be taken into account in the Pre-Closing Tax Period ending on the Closing Date, (c) net operating losses shall be utilized in Pre-Closing Tax Periods to the extent at least “more likely than not” permitted by applicable Law, (d) income Taxes to the extent included in Accrued Taxes that are deductible for U.S. federal income

Tax purposes at a “more likely than not” (or higher) level of comfort under applicable Law and that are attributable to the taxable period (or portion thereof) ending on the Closing Date shall be deemed deducted in the Pre-Closing Tax Period ending on the Closing Date, (e) any offsets or reductions with respect to estimated Tax payments or overpayments, including the carryforward of estimated Tax payments from prior taxable periods, shall be taken into account to the extent such payments or overpayments are available to reduce the amount that would otherwise constitute unpaid income Taxes in such jurisdiction with respect to Pre-Closing Tax Periods, (f) any actions outside of the ordinary course of business not contemplated by this Agreement taken by Purchaser or any of its Affiliates after the Closing on the Closing Date, shall be disregarded, (g) any Taxes on income attributable to deferred revenue or prepaid amounts that have been collected in cash prior to Closing shall be included (whether or not such income would actually have been includable in a Pre-Closing Tax Period absent the transactions contemplated by this Agreement) and (h) Accrued Taxes shall be determined without regard to liabilities established (or required to be established) under GAAP for uncertain Tax positions or any deferred Tax assets reflecting any book-tax differences.

“Affiliate” means, with respect to any Person, (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, (2) a Person who owns or controls at least 10% of the outstanding voting interests of the Person, (3) a Person who is an officer, director or manager, or general partner of the Person, (4) a Person who is an officer, director, manager, general partner or trustee of, or owns at least 10% of, the outstanding voting interests of a Person described in clauses (1) through (3) of this definition, or (5) any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (1) through (3) of this definition.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Cash Consideration” means an amount equal to (i) $325,000,000, plus (ii) an amount equal to the Closing Cash, minus (iii) an amount equal to the Closing Indebtedness, plus (iv) the Working Capital Adjustment Amount, minus (v) an amount equal to the Company Transaction Expenses, minus (vi) SAFE Consideration.

“Closing Cash” means (i) the cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the Effective Time, determined in accordance with GAAP, but without giving effect to the transaction contemplated hereby and excluding any restricted cash or cash equivalents plus (ii) the aggregate exercise price of Vested Options and In-the-Money Warrants outstanding immediately prior to the Effective Time (“Paid In Capital”). For the avoidance of doubt the Paid In Capital is being included in Closing Cash for the purpose of calculating the Per Share Consideration but shall not increase the aggregate purchase price actually paid by Purchaser.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time, but without giving effect to the transaction contemplated hereby (and other than with respect to Accrued Taxes, which shall be calculated as of the end of the Closing Date).

“Closing Working Capital” means, as of immediately prior to the Effective Time, (a) the Company’s and its Subsidiaries’ current assets (excluding Closing Cash and Tax assets), minus (b) the Company’s and its Subsidiaries’ current liabilities (excluding Company Transaction Expenses, Closing Indebtedness, Purchaser Severance Costs, and Tax liabilities) calculated in accordance with the Accounting Principles, but without giving effect to the transaction contemplated hereby.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.00001 per share, of the Company.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation or benefits, including but not limited to, severance, pay-in-lieu of notice, change of control pay, retention pay, termination pay, deferred compensation, incentive, performance awards, stock or stock related awards, retirement, pension benefits, profit sharing, end of service gratuity, vacation, paid time off, health and welfare benefits or material fringe benefits, or other employee benefits or renumeration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), which is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee or Contingent Worker, or with respect to which the Company or any Affiliate has or may reasonably be expected to have any liability, with respect to any Employee or Contingent Worker, and including any such plan, program, policy, practice, contract, agreement or other arrangement that is provided or sponsored by a PEO under which a current Employee or Contingent Worker of the Company or any Affiliate is eligible to receive benefits in connection with the Company’s engagement of a PEO.

“Company Intellectual Property” means any and all Intellectual Property used by the Company and its Subsidiaries, held for use in or necessary to the conduct of the Company’s business as now conducted.

“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned (in each case whether owned singularly or jointly with a third party or parties) by the Company and its Subsidiaries.

“Company Products” means all products (including Software) and services (including Software as a service) developed (including products and services for which development is ongoing), made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company since inception.

“Company Registered IP” means any and all Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or domain name registrars, or any applications for any of the foregoing, that is part of the Company Owned IP.

“Company Transaction Expense” means, without duplication, all fees, expenses, costs and payments related or incident to the transactions contemplated by this Agreement which are incurred by or on behalf of the Company and its Subsidiaries on or prior to the Effective Time or for which the Company or any of its Subsidiaries is or may be liable as of the Effective Time, including, without limitation, (i) obligations of the Company or its Subsidiaries under or in connection with any severance arrangements (including severance benefits payable to any Person listed on Schedule 2.12(a), Schedule 2.12(f)(1) or Schedule 2.12(g) (“Severance Benefits”)), stay bonuses, incentive bonuses, transaction bonuses, compensation options, the Promised Option Release Consideration, termination and change of control arrangements and similar compensation obligations that are actually payable in connection with the transactions contemplated hereby; (ii)

the employer-paid portion of any employment and payroll Taxes that are imposed on the Company or its Subsidiaries in connection with the payment of the Purchase Price, including any Vested Option Consideration, In-the-Money Warrant Consideration, SAFE Consideration, Promised Option Release Consideration, Severance Benefits or any of the obligations pursuant to clause (i) including the Promised Option Release Consideration and any Severance Benefits; (iii) 50% of the premium associated with obtaining the R&W Insurance Policy; (iv) 50% of the fees and expenses of Escrow Agent; and (v) two-thirds of the costs and expenses related to the D&O Tail. For the avoidance of doubt, “Company Transaction Expense” shall not be deemed to include any amounts included in Indebtedness, Closing Working Capital, or Purchaser Severance Costs.

“Consents” means, with respect to any Person, any consent, approval, authorization, Permit, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contingent Workers” means all current independent contractors, consultants, temporary employees, leased employees or other agents engaged or used by the Company or any Affiliate, whether engaged through a PEO or otherwise, and classified by the Company and any Affiliate as other than employees, or compensated other than through wages paid by the Company or any Affiliate through the payroll department.

“Contract” or “contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Data Activities” means the collection, storage, use, access, disclosure, processing, security, anonymization, de-identification, pseudonymization, encryption, deletion and transfer of information, including Personal Data.

“Employee” means any current or former officer, director, or employee of the Company or any Affiliate.

“Employee Agreement” means each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Options or Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any Affiliate and any Employee, and with respect to which the Company or any Affiliate has or may have any liability, including any such agreement between a Contingent Worker engaged as an employee and the PEO, entered into in connection with the Company’s engagement of a PEO.

“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.

“Equity Incentive Plan” means the Company’s 2016 Stock Option and Grant Plan, as amended.

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Per Share Consideration” means the sum of the Per Share Consideration, plus any amounts actually distributed to Stockholders from the Escrow Fund or in accordance with Section 1.11(b) on a per share basis.

“Fraud” means actual (and not constructive or imputed fraud or any fraud based on negligence or recklessness) and intentional common law fraud under Delaware Law with respect to the making of representations and warranties contained in Section 2 or any of the representations or warranties explicitly set forth in any Transaction Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Generative AI Tools” means artificial intelligence technology or tools that are capable of producing various types of content, including source code, text, images, audio, and synthetic data, based on user-supplied prompts.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, Public Law 104-191 and the regulations promulgated thereunder.

“Indebtedness” means as at any date of determination thereof (without duplication), all obligations of the Company and its Subsidiaries in respect of (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) deferred payments for the purchase price of property or assets other than trade payables; (c) any portion of deferred revenue which constitutes a long term liability; (d) any indebtedness evidenced by any note, bond, debenture or other debt security; (e) capital lease obligations or any lease which is required to be classified as a liability on the face of a balance sheet prepared in accordance with GAAP; (f) any accrued or otherwise payable rebate obligations and customer credits or refunds that relate to any overpayment made by any customer 90 or more days prior to the Closing Date; (g) any indebtedness guaranteed, endorsed or assumed by, or a contingent obligation of, the Company or its Subsidiaries; (h) any drawn upon letters or credit, bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries; (i) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; (j) all indebtedness secured by a Lien on property owned by the Company or its Subsidiaries, whether or not the secured indebtedness is owed by the Company or its Subsidiaries; (k) Accrued Taxes (to the extent not included in Company Transaction Expenses); (l) all earned, accrued or otherwise payable or unpaid bonuses or commissions; (m) any accrued employer contributions to the 401(k) Plan accrued as of immediately prior to the Closing and the employer-paid portion of any employment and payroll Taxes thereon; (n) any accrued but unpaid paid time off, vacation, personal and sick pay, and other similar unpaid payments or benefits; (o) amounts accrued or otherwise payable under India’s Payment of Gratuity Act of 1972; or (p) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing or resulting from the consummation of the transactions contemplated hereby. For the avoidance of doubt, “Indebtedness” shall not be deemed to include any amounts included in Company Transaction Expense, Closing Working Capital, or Purchaser Severance Costs.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes, unfairly competes with, constitutes unfair trade practices, false advertising or unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and industrial designs and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (4) all uniform resource locators and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing recognized by law anywhere in the world.

“Key Employee” means each of Thejo Kote, Aneal Vallurupalli, Archit Shah, Louis Lacor, Sarah Lovelace, Shreyas Subramaniam, and Vikas Prasad.

“Knowledge,” including the phrase “to the Company’s Knowledge,” means the actual knowledge, after due inquiry, of each Key Employee and such additional knowledge as would be acquired by a reasonable Person conducting a reasonably diligent inquiry concerning the subject matter in question.

“Law” or “law” means any applicable foreign, U.S. federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other legal requirement.

“Lien” and “lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), prospects, property or results of operations of the Company and its Subsidiaries other than an adverse change or effect resulting from (i) changes adversely affecting the U.S. economy or the Company’s industry generally; (ii) the announcement or pendency of the transactions contemplated by this Agreement; (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws or Contracts disclosed in the Disclosure Schedules attached to this Agreement; (v) any change in GAAP; (vi) an earthquake or other natural disaster; or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Options” means options to acquire shares of Common Stock.

“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means the certificate of incorporation (the “Company Charter”) and bylaws, each as amended, of the Company.

“PEO” means any employer of record, professional employer organization or co-employer organization.

“Per Share Consideration” means an amount in cash equal to the portion of the Cash Consideration attributable to such share of Capital Stock in accordance with the Company’s charter and the Payment Schedule.

“Percentage” means, with respect to an Indemnifying Party, the fraction (expressed as a percentage) set forth next to such Indemnifying Party on the Payment Schedule.

“Permits” means any license, permit, approval, consent, registration, accreditation, or certificate necessary for the Company or its Subsidiaries to conduct its business as of the Closing.

“Permitted Liens” means (a) statutory Liens and other governmental assessments for the payment of current Taxes that are not yet due or payable for which reserves are properly made in accordance with GAAP; (b) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, and other like Liens incurred in the ordinary course of business with respect to which payment is not due; and (c) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the ordinary course of business and that do not materially impair the Company’s or its Subsidiaries’ ownership or use of such property or assets or operation of its business.

“Person” means a natural person or an Entity.

“Personal Data” means (i) any information that, alone or in combination with other information held by the Company or its Subsidiaries, can be used to specifically identify a natural person, and (ii) any other information that is considered “personal information,” “personal data,” “personally identifiable information,” or any similar term as defined by Privacy Requirements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and assuming the tax year of each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code ends on the Closing Date), and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Pre-Closing Taxes” means, without duplication and except to the extent included in the Accrued Taxes or Indebtedness, (a) all Taxes for which the Company or any Affiliates thereof is liable (i) with respect to any Pre-Closing Tax Period, applying the principles of clauses (a)-(h) of the definition of “Accrued Taxes”; (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing; (iii) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and/or (iv) arising out of or resulting from the transactions contemplated hereby, and (b) any Transfer Taxes.

“Preferred Stock” means the Company’s Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock, par value $.00001 per share.

“Privacy Requirements” means Privacy Laws, Privacy Agreements, Privacy and Data Security Requirements and PCI Requirements.

“Promised Option Release Consideration” means the amounts payable pursuant to the Option Release Agreements.

“Purchaser Severance Costs” means the aggregate amount owed to any director, officer, employee, or other service providers of the Company or its Subsidiaries payable on account of actions initiated by the Purchaser or the Surviving Corporation (or any Affiliate of the foregoing)

following the Closing in connection with any severance or termination arrangements and similar compensation obligations incurred in connection with the consummation of the transactions contemplated by this Agreement (excluding any amounts owed for any accelerated Options that contain “double-triggers” where the Merger is the first trigger and termination of employment) and the employer paid portion of any employment and payroll Taxes that are imposed on the Company (or the Surviving Corporation) or its Subsidiaries in connection therewith.

“R&W Insurance Policy” means the insurance policy which provides coverage for the benefit of Purchaser, Merger Sub or their respective designees as the named insured for breaches of the representations and warranties of the Company set forth in Section 2 of this Agreement.

“Restricted Stock” means unvested restricted share of Common Stock.

“SAFE” means the Simple Agreement for Future Equity issued by the Company and listed on Schedule 2.2 of the Disclosure Schedules.

“SAFE Consideration” means, with respect to the SAFE, the “Conversion Amount” set forth in the SAFE.

“SAFE Holder” means the holder of the SAFE indicated on Schedule 2.2 of the Disclosure Schedules.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or workstation (or $50,000 in the aggregate for all users and work stations).

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Standard Customer Form” means the form attached as Annex II hereto.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or FICA), social security, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, escheat, unclaimed property obligation, severance, stamp, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges in the nature of taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision) or otherwise.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Technology” means (i) Software, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Transaction Agreements” means this Agreement, and any agreement entered into in connection with or pursuant to this Agreement, including without limitation, the Escrow Agreement, each Non-Competition Agreement and Non-Solicitation Agreement, each Support and Release Agreement, and any amendments to the foregoing.

“Transaction Deductions” means, without duplication, (a) any portion of the Purchase Price that is in the nature of compensation for services for U.S. federal income Tax purposes, (b) any and all deductible amounts incurred in connection with the retirement of Indebtedness at or prior to Closing as contemplated by this Agreement, (c) the payment of legal, financial, advisory, accounting and other similar fees and expenses of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, and (d) any and all deductible payments of Company Transaction Expenses as contemplated by this Agreement, in each case of clauses (a)-(d) to the extent deductible at a “more likely than not” or greater level of confidence for U.S. federal, state or local income Tax purposes and to the extent they reduced the net Purchase Price. For purposes of this Agreement, the parties to this Agreement agree that the Company will elect under Rev. Proc 2011-29 to deduct seventy percent (70%) of success-based fees (within the meaning of Treasury Regulations Section 1.263-A5(f)) paid in connection with the transactions contemplated by this Agreement.

“Transfer Pricing Study” means Transfer Pricing Benchmarking Report dated as of October 2023 prepared by Ernst & Young LLP.

“Transfer Taxes” means all excise, sales, stamp, use, value added, transfer (including stock transfer or real property transfer or gains), intangible, registration, documentary or any other similar Taxes, if any (and any interest, additions or penalties imposed with respect to such Taxes), that are payable, imposed, assessed or otherwise arise as a result of or in connection with the transactions contemplated by this Agreement.

“WARN” means the Worker Adjustment and Retaining Notification Act.

“Warrant” means a warrant to purchase shares of Capital Stock.

“Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to the difference between the Working Capital Target and the Closing Working Capital.

“Working Capital Target” means $ 2,214,143.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that, except as set forth in the correspondingly numbered disclosure schedules hereto (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, that the following representations are true and complete as of the date hereof and as of the Closing Date (the term “Company” shall include any Subsidiaries of the Company, mutatis mutandis, except where the context dictates otherwise):

2.1Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite authority to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be material to the Company.

2.2Capitalization. Schedule 2.2 sets forth a true and complete list of the number of issued and outstanding shares of each class of the Capital Stock and Options, the names of the holders thereof, and the number of shares and Options held by each such holder, and separately identifies any shares of Capital Stock which are subject to vesting restrictions. Other than the shares of Capital Stock and the Options set forth on Schedule 2.2, there are no shares of Capital Stock or other Equity Interests in the Company authorized, reserved for issuance or outstanding in the Company. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens. The Stockholders own, beneficially and of record, all of the shares of Capital Stock outstanding and all right, title and interest therein. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, Contracts, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other Equity Interests of the Company. Except as set forth on Schedule 2.2, there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 2.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other Equity Interests or any other securities of the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Other than the Subsidiaries of the Company set forth on Schedule 2.2, the Company does not currently own or control, directly or indirectly, any interest in any other Entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.3Authorization. All corporate or similar action required to be taken by the Company in order to authorize the Company to enter into the Transaction Agreements, has been taken or will be taken prior to the Closing. All action on the part of the officers, directors and Equityholders of the Company necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing.

The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder.

2.5Litigation. There is not now, nor in the past four 4 years has there been, any claim, action, suit, proceeding, arbitration, complaint, charge or investigation (excluding internal investigations by the Company) (“Action”) pending nor to the Company’s Knowledge, is there currently threatened, nor to the Company’s Knowledge, is there any reasonable basis therefor, (i) against the Company or any officer or director of the Company, in his or her capacity as such; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor, to the Company’s Knowledge, any officer, director, Equityholder, Employee or Contingent Worker of the Company or any Affiliate is a party to or is named in, nor is subject to the provisions of any Order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors, Equityholders, Employees or Contingent Workers, such as would affect the Company or any Affiliate). There is no Action by the Company pending or that the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Employees or Contingent Workers of the Company or any Affiliate, their services provided in connection with the Company or any Affiliate, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.6Intellectual Property.

(a)The Company owns, or possesses sufficient legal rights allowing it to use all Company Intellectual Property in the conduct of the Company’s business as now conducted in a manner that would not conflict with or Infringe the rights of others. The Company is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Schedule 2.6(b)), free and clear of all liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of the Company Owned IP granted to the Company’s customers in the ordinary course of business pursuant to the Company’s standard form of license. All Company Owned IP and all Intellectual Property exclusively licensed to the Company is subsisting, valid and enforceable. The Company has the sole and exclusive right to bring a claim or suit against a third party for past or present Infringement of the Company Owned IP and to retain for itself any damages recovered in any such action.

(b)The Company has taken commercially reasonable steps in accordance with normal industry practice to maintain its rights in the Company Intellectual Property and in all registrations and applications for registration of the Company Owned IP. The

Company has taken all reasonable steps in accordance with normal industry practice to protect the confidentiality of confidential information and Trade Secrets of the Company, and any third party that has provided any confidential information or Trade Secrets to the Company. Schedule 2.6(b) lists (i) all Company Registered IP and all material unregistered Trademarks used by the Company, including to identify Company Products, (ii) any actions that must be taken by the Company within 90 days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions pending, or to the Company’s Knowledge, threatened before any court, Governmental Body, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered IP. Except as disclosed on Schedule 2.6(b), with respect to each item of Company Registered IP, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, Copyright, Trademark or other authorities, Governmental Bodies, or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered IP; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and enforceable; and (D) each such item is not subject to any unpaid maintenance fees or Taxes. To the Knowledge of the Company, there are no facts, information or circumstances, including any information or facts that would constitute prior art (with respect to Patents) or prior use (with respect to Trademarks), that would render any of the Company Registered IP invalid or unenforceable or would affect any pending application for any Company Registered IP. The Company has not misrepresented, or failed to disclose, any facts or circumstances in connection with any such registration, or in connection with the application for registration of any other Company Intellectual Property, that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Company Registered IP.

(c)All Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company without restriction and without payment of any kind to any third party. Except as disclosed on Schedule 2.6(c), neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company to grant to any third party any right to or with respect to any Company Owned Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company to lose any rights in or to any Company Intellectual Property, or (iv) the Company to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(d)Schedule 2.6(d)(i) lists all Company Products by name and version number, as applicable. Schedule 2.6(d)(ii) lists all material Technology (except for Shrink-Wrap Code and Open Source Software) by name and version number, as applicable, that is included in or used in connection with the Company Products and specifies whether such Technology is owned by or licensed to the Company. With respect to Company Products, (i) there have been and are no material defects, malfunctions or nonconformities that have had an adverse impact on the availability, responsiveness, use, or operation of any Company Product and that has not been remedied in a timely manner, (ii) there have been and are no claims asserted against the Company or any of its customers or distributors related thereto, nor have there been any threats thereof; and (iii) the Company has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users (“Contaminants”). The Company has taken all commercially reasonable steps in accordance with normal industry practice to prevent the introduction of Contaminants into Company Products and Company Owned IP.

(e)To the Company’s Knowledge, no Person is Infringing any Company Owned IP.

(f)Schedule 2.6(f) lists all Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company or any of its Subsidiaries, excluding any licenses for (i) Shrink-Wrap Code, (ii) Open Source Software, (iii) employee, contractor, and consulting agreements entered into in the ordinary course of business, substantially in the form of the Company’s forms of employee confidentiality and invention assignment agreement and contractor agreement, and (iv) nondisclosure agreements entered into in the ordinary course of business that contain customary terms and do not contain express license grants, residuals clauses, damages waivers, non-solicitation or no-hire clauses, or other restrictions on the Company’s ability to freely conduct its business. The Company is in compliance with all licenses governing third party Intellectual Property. Other than Intellectual Property licensed to the Company under subsections (i) through (iii) above and the licenses set forth in Schedule 2.6(f), no third party Intellectual Property is used in or necessary for the conduct of the business of the Company and its Subsidiaries as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products.

(g)The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as is currently contemplated to be conducted by the Company, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product, has not Infringed, does not Infringe and will not Infringe any Intellectual Property Rights of any Person. The Company has not received any communications asserting that the Company has violated or, by conducting its business, would violate any of Intellectual Property Rights of any other Person. The Company has not received, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or the Company Intellectual Property or claiming that the operation of the business of the Company or any act, product, technology or service of the Company Infringes any Intellectual Property Right of any Person (including, without limitation, any demand or request that the Company license any rights from a third party).

(h)The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its Employees for their use in connection with the Company’s business.

(i)Each Employee and Contingent Worker has assigned to the Company all Intellectual Property Rights he or she owns that are related to the Company’s business as now conducted and as currently proposed to be conducted. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for Employees (the “Employee

Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or independent contractors (the “Consultant Proprietary Information Agreement”) are attached to Schedules 2.6(j)(i) and 2.6(j)(ii), respectively. Each (i) current and former Employee of the Company or any of its Subsidiaries who created or developed Intellectual Property or Company Products while employed by the Company, (ii) current and former consultant or independent contractor of the Company who created or developed Intellectual Property or Company Products while working for the Company, and (iii) any other individual (including any Contingent Worker) or Entity who has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company (each, a “Contributor”), has executed and delivered (and to the Company’s Knowledge is in compliance with) agreements that do not deviate in any material respect from the Company’s standard form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Company Products or Company Intellectual Property, nor has any Employee or Contingent Worker made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion. It will not be necessary to use any inventions of any of the Company’s Employees, consultants or independent contractors (or Persons it currently intends to hire) made prior to their employment or retention, as applicable, by the Company.

(j)No third party that has licensed (including by means of covenant not to sue) or provided Intellectual Property to the Company or any Subsidiary thereof has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by or for the Company.

(k)No Company Owned IP is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.

(l)No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(m)All Software contained in each Company Product was provided by the Company to Crosslake Technologies in connection with the due diligence process in anticipation of this Agreement, for Crosslake Technologies to conduct the Open Source Code scan and analysis that was completed as part of such process. The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto except where failure to do so would not reasonably be expected to cause or result in any material liability for any of the Company or its Subsidiaries.

(n)Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person; agreed to disclose, deliver or license to any Person; or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to Employees, consultants, or independent contractors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company.

(o)The Company is, and at all times has been, in material compliance with (A) all applicable all federal, state, local and foreign laws, rules and regulations pertaining to (i) data security, data privacy, cybersecurity, and data breach notification and (ii) the collection, storage, use, access, disclosure, processing, security, anonymization, de-identification, pseudonymization, encryption, deletion and transfer of Personal Data ((i) and (ii) together “Privacy Laws”); (B) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any Entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, all merchant- and service-provider-specific requirements and all audit, scanning and filing requirements, to the extent binding upon the Company (“PCI Requirements”); (C) all applicable industry guidelines and self-regulatory programs by which the Company is bound; and (D) all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”).

(p)The Company has implemented written policies relating to Data Activities (collectively, “Privacy and Data Security Policies”), including, without limitation, a publicly posted privacy policy and a reasonable information security program that includes reasonable written information security policies and procedures. The Company has made available a true, correct and complete copy of each Privacy and Data Security Policy currently in effect. The Company is, and at all times has been, in material compliance with such Privacy and Data Security Policies; has made all disclosures to users or customers required by Privacy Requirements; and no disclosures made or contained in any Privacy and Data Security Policies is materially inaccurate, misleading or deceptive in violation of Privacy Requirements. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will materially violate any applicable Privacy Requirements. The Company has all necessary rights under Privacy Requirements to permit the Company, and, following the transactions contemplated by this Agreement, the Purchaser, to use all information, including Personal Data, processed by or on behalf of the Company consistent with the Company’s current operations.

(q)The Company has not received or been subject to any complaint, audit, proceeding, investigation (excluding investigations unbeknownst to the Company) or claim against the Company initiated by (a) any Person; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other Governmental Body, foreign or domestic; or (d) any regulatory or self-regulatory Entity alleging that any Data Activity of the Company (A) is in violation of any applicable Privacy Laws or PCI Requirements, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(r)At all times during the past four (4) years, the Company has taken reasonable steps designed to ensure that information, including Personal Data, in its possession or control is protected against damage, loss, and unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use or disclosure of information, including Personal Data, in the possession or control of the Company or any of its contractors processing information, including Personal Data obtained from or on behalf of the Company. The Company contractually requires all third parties, including vendors and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company, to comply with all applicable Privacy Laws and to protect such data. The Company has implemented and maintained, consistent with its contractual obligations to other Persons and obligations under applicable Privacy Laws, reasonable security measures designed to protect all computers, networks, devices, servers, software and systems used in connection with the operation of the Company business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of the Company’s Information Systems. The Company has not paid, nor has it directed the payment of, any ransomware demand payment to a third party.

(s)Schedule 2.6(s)(i) lists all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the Infringement by the Company or such other Person of the Intellectual Property of any third party, other than (1) customer and vendor agreements entered into in the ordinary course of business that do not differ with respect to such obligations or duties or do not otherwise materially differ from the form of the Company’s standard forms, copies of which have been provided to Purchaser’s counsel, (2) employee, contractor, and consulting agreements entered into in the ordinary course of business that do not differ with respect to such obligations or duties and do not otherwise materially differ from the form of the Company’s form of customer agreement, copies of which have been provided to Purchaser’s counsel, (3) nondisclosure agreements entered into in the ordinary course of business that contain customary terms and do not contain express license grants, residuals clauses, damages waivers, non-solicitation or no-hire clauses, or other restrictions on the Company’s ability to freely conduct its business, (4) non-exclusive licenses granted to service providers in the ordinary course of business that are on the Company’s standard forms, copies of which have been provided to Purchaser’s counsel. There are no pending or, to the Company’s Knowledge, threatened claims that Company provide an indemnification or assume any other obligation for any actual or alleged Infringement. Schedule 2.6(s)(ii) lists all Contracts under which the Company licenses from or provides to a third party any Intellectual Property (including in either case covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property), other than (1) customer and vendor agreements entered into in the ordinary course of business that do not differ with respect to the licensing provisions and do not otherwise materially differ from the form of the Company’s standard forms, copies of which have been provided to Purchaser’s counsel, (2) employee, contractor, and consulting agreements entered into in the ordinary course of business that do not differ with respect to the licensing provisions and do not otherwise materially differ from the form of the Company’s form of customer agreement, copies of which have been provided to Purchaser’s counsel, (3) nondisclosure agreements entered into in the ordinary course of business that contain customary terms and do not contain express license grants, residuals clauses, damages waivers, non-solicitation or no-hire clauses, or other restrictions on the Company’s ability to freely conduct its business, and (4) non-exclusive licenses granted to service providers in the ordinary course of business that do not differ with respect to the licensing provisions and do not otherwise materially differ from the Company’s standard forms, copies of which have been provided to Purchaser’s counsel (collectively, “Company IP Licenses”).

(t)Schedule 2.6(t) lists all third party Generative AI Tools used by the Company, together with the material license terms applicable to each such Generative AI Tool, and the purposes for which the Company has used each such Generative AI Tool (including what outputs the Company has generated and how it uses the outputs). The Company does not use, and has not in the past used, Generative AI Tools in its business (including in the development of any Products) to generate any Intellectual Property that the Company intended to maintain as proprietary, or which is otherwise material to the Company, in a manner that would materially affect the Company’s ownership or rights therein, and has not included any confidential information or Company Software (including source code) in any prompts or inputs into any Generative AI Tools. The Company has not used any Generative AI Tool in a manner that does not comply with the applicable license terms. The Company has used in all Generative AI Tools in accordance with applicable Law.

2.7Compliance with Other Instruments. The Company is not in violation or default of (i) any provisions of its Organizational Documents; (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) any provision of any federal or state statute, rule or regulation applicable to the Company, except in the case of clauses (ii) through (v), as would not be material to the Company. To the Knowledge of the Company, each party (other than the Company) to the Contracts referenced in (iii) and (iv) above is not in violation or default thereunder. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.

2.8Agreements; Actions.

(a)Schedule 2.8 sets forth all Contracts or proposed Contracts to which the Company is a party or by which it is bound (other than the Transaction Agreements) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in the aggregate, (ii) Company IP Licenses, (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by the Company with respect to infringements of proprietary rights, other than (1) customer and vendor agreements entered into in the ordinary course of business that do not differ with respect to the indemnification and limitation of liability provisions and do not otherwise materially differ from the Company’s standard forms, copies of which have been provided to Purchaser’s counsel, (2) employee, contractor, and consulting agreements entered into in the ordinary course of business that do not differ with respect to the indemnification and limitation of liability provisions and do not otherwise materially differ from the Company’s standard forms, copies of which have been provided to Purchaser’s counsel, that do not provide for severance benefits, guaranteed employment, acceleration benefits or other benefits upon termination of employment and (3) nondisclosure agreements entered into in the ordinary course of business that contain customary terms and do not contain express license grants, residuals clauses, damage waivers, non-solicitation or no-hire clauses, or other restrictions on the Company’s ability to freely conduct its business, (v) Contracts for the lease of real property or real property interests to or by the Company, (vi) Contracts for Indebtedness, (vii) Contracts with any

Governmental Body, (viii) Contracts by which the Company has granted any Person a power of attorney, (ix) Contracts with all Major Suppliers and Major Customers, (x) customer Contracts with material deviations from the Company’s Standard Customer Form and (xi) any other Contract, or group of Contracts, the termination or breach of which would be, or would be reasonably expected to be material to the Company.

(b)With respect to each such agreement required to be set forth on Schedule 2.8 (each Contract, a “Material Contract”), (w) such agreement is legal, valid, binding, enforceable, free and clear of any Lien, and in full force and effect on identical terms as set forth in the copies provided to Purchaser; (x) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such agreement; (y) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened to repudiate any provision of such agreement, and there is no dispute pending or, to the Company’s Knowledge, threatened under any such agreement; and (z) except as set forth on Schedule 2.8(b)(z) no such agreement would restrict in any way or require consent for Purchaser to acquire the Company, as contemplated by this Agreement, or operate the business of the Company as it is currently being operated.

(c)The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its Equity Interests, (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than advances for travel expenses in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (c) and (d) of this Section 2.8, all indebtedness, liabilities, understandings, instruments, Contracts and proposed transactions involving the same Person (including any other Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d)The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

2.9Certain Transactions.

(a)Other than the Company Employee Plan (each of which is listed on Schedule 2.14(p)), Schedule 2.9 sets forth a list of all Contracts, understandings or proposed transactions between the Company and any of its Employees or Contingent Workers, or any Affiliate thereof.

(b)The Company is not indebted, directly or indirectly, to any of its Employees or Contingent Workers, as applicable, or to any of their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all Employees and Contingent Workers. Except as set forth on Schedule 2.9(b), none of the Equityholders, the Employees of the Company or its Affiliates, or Contingent Workers, as applicable, or any member of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that Employees and Contingent Workers of the Company or its Affiliates may own stock in (but not exceeding 1% of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Key Employees or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, interested in any contract with the Company. None of the directors, officers, or any member of their immediate families, has any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

2.10Title to Property and Assets; Leases.

(a)The Company does not own any real property, nor has the Company ever owned any real property. Schedule 2.10 sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has provided Purchaser with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(b)All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as currently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company could not be required to expend more than $25,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finders’ fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c)The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements and (ii) Permitted Liens.

(d)All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.11Financial Statements. The Company has delivered to Purchaser true, correct and complete copies of its audited consolidated financial statements for the year ended January 31, 2024, and its unaudited consolidated financial statements for the five-month period ended June 30, 2024 (the “Balance Sheet Date”, and such financial statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements present in all material respects the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements, which, in all such cases, individually and in the aggregate are not material to the consolidated financial condition and operating results of the Company. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

2.12Changes. Since January 31, 2024, there has not occurred any Material Adverse Effect. From such date, the Company and its Affiliates have conducted their business only in the ordinary course of business consistent with past practices, and the Company and its Affiliates have not had:

(a)any failure to preserve intact the Company’s present business organization and to keep available the services of its officers, managerial personnel and Key Employees or Contingent Workers and preserve its relationships with customers, suppliers and others having business dealings with it;

(b)any failure to maintain its assets in their current condition, except for ordinary wear and tear;

(c)any waiver or compromise by the Company of a valuable right or of a debt owed to it;

(d)any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e)any change to a material Contract or agreement by which the Company or any of its assets is bound or subject;

(f)any entering into, renewing, renegotiating, modifying the terms of or terminating any employment agreement, consulting or other independent contractor agreement, worker agreement, outsourcing agreement, severance agreement, transaction bonus agreement, collective bargaining agreement, or any other agreement with a union, or other Contract entered into with or on behalf of any director, officer, Employee or Contingent Worker, or group of Employees or Contingent Workers;

(g)implementing any salary or wage reductions, furloughs, reductions in hours, group terminations, layoffs, or other measures affecting Employees of the Company or its Affiliates or Contingent Workers;

(h)any resignation or termination of employment of any Key Employee of the Company or its Affiliates;

(i)any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, except for Permitted Liens;

(j)any loans or guarantees made by the Company or its Affiliates to or for the benefit of its Employees or Contingent Workers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practices;

(k)any declaration, setting aside or payment or other distribution in respect of any of the Company’s securities, or any direct or indirect redemption, purchase, or other acquisition of any of such securities by the Company;

(l)any sale, assignment or transfer of any Company Intellectual Property;

(m)receipt of notice that there has been a loss of, or order cancellation by, any Major Customer;

(n)any change in the Tax reporting or Tax accounting policies or practices used by it; made, changed, or revoked any Tax election, amended any Tax Return, settled or compromised any Tax claim or assessment; surrendered or abandoned any right to claim a refund of Taxes or consented to extend or waive the statute of limitations applicable to any Tax claim or assessment;

(o)any change of the accounting principles, practices or procedures used by it;

(p)any change of its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any Employee or any Contingent Workers or third party responsible for the collection of receivables) with respect thereto

(q)any amendment to the vesting terms to effectuate acceleration of vesting of any Equity Interests issued under the Equity Incentive Plan; or

(r)any arrangement or commitment by the Company to do any of the things described in this Section 2.12.

2.13Compliance with Laws.

(a)The Company is currently and has been in compliance in all material respects with all applicable Laws and Permits, and to the Company’s Knowledge, there is no pending legislation or proposed regulations which are reasonably likely to have a material adverse effect on the Company or its business. No investigation or review by any Governmental Body is pending, or to the Company’s Knowledge, has been threatened, against the Company.

(b)The Company maintains compliance programs in all material respects as obligated under applicable Laws, including with respect to U.S. state money transmission, anti-money laundering, sanctions and know your customer compliance.

(c)The Company has not received any communications or inquiries from any Governmental Body regarding money transmission or alleging any violations of Laws regarding money transmission, money movement, currency conversion, or other regulated financial products, services, or activities, and the Company has no knowledge or expectation that such communication is threatened, pending, or forthcoming.

2.14Employee Matters and Employee Benefit Plans.

(a)Schedule 2.14(a) of the Disclosure Schedules contains a true, accurate and complete list as of the date of this Agreement of all current Employees and officers of the Company and its Affiliates and Contingent Workers (including but not limited to those engaged through a PEO) and for each of them, their (i) name (redacted if required by applicable law), (ii) status as fulltime or part-time; (iii) job position or title; (iv) work location (listed by city, state and country) and the name of the employing or engaging entity (including the name of the PEO if engaged through the PEO); (v) commencement date of employment with the Company or its Affiliates or the PEO; (v) overtime classification (as exempt or non-exempt under state, federal or foreign overtime and wage and hour applicable Laws); (v) hourly rate of compensation or base annual salary or annualized fees (as applicable) and target commission, bonus or other incentive-based compensation eligibility (including vested and unvested equity interests) and the range of such bonus or other incentive based compensation; (viii) any other compensation or allowance; (ix) vacation or paid time off accrual rate and annual entitlement; (x) accrued but unused vacation or paid time off; (xi) average hours of work per week; (xii) any other benefit or entitlement not otherwise disclosed on Section 2.14(p) of the Disclosure Schedules (including, without limitation, sick leave entitlement and accrual); (xiii) any and all loans outstanding from the Company to such individual; and (xiv) any current leave of absence, including the nature of the leave of absence and anticipated return to work date.

(b)Schedule 2.14(b) of the Disclosure Schedules contains a true, accurate and complete list of all of the current consultants or independent contractors providing services to the Company and its Affiliates, showing for each consultant or independent contractor such individual’s (i) role in the business; (ii) location where services are provided (by city, state and country); (iii) average hours worked per week; (iv) date of engagement and date of scheduled termination (as applicable); (v) whether engaged directly or through a staffing agency or other third party; (vi) notice requirements to terminate the agreement; (vii) whether such consultant or independent contractor is subject to a written agreement; and (viii) fee or compensation arrangements. No current, or former Contingent Worker has a reasonable basis for a claim or any other allegation with respect to (i) the classification or misclassification thereof as a consultant or as an independent contractor or (ii) any other matter arising from or related to the contractual relationship between the Company (or its Affiliate) and such Contingent Worker, including but not limited to wage and hour claims.

(c)To the Company’s Knowledge, none of its current Employees or Contingent Workers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such Employee’s or Contingent Worker’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the

Company’s business by the Employees or Contingent Workers, nor the conduct of the Company’s business as now conducted and as currently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Employee or Contingent Worker is now obligated.

(d)The Company (or its Affiliate) is not delinquent in payments to any Employees or Contingent Workers, for any wages, salaries, commissions, bonuses, service fee or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers. The Company and each of its Affiliates are and, for the past four (4) years has been in compliance with all applicable Laws relating to employees and candidates for employment, employment and labor issues, including, but not limited to, wages, hours, overtime and overtime payment, illness payments, working during rest days, social benefits contributions, severance pay, pension and other retirement benefits, termination of employment, notices to Employees or Contingent Workers, engagement of service providers, collective bargaining, discrimination, civil rights, safety and health, immigration, privacy issues, fringe benefits, employment practices, recruitment of Employees, workers’ compensation, work authorization documents, visa permits and governmental permits regarding employment and the collection and payment of withholding and/or social security Taxes and any similar Tax, and employee loaning, licensing or similar regulatory rules for Contingent Workers engaged through any PEO. The Company and each of its Affiliates have withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from Employees and Contingent Workers and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(e)No Key Employee has provided notice of, or to the Company’s Knowledge has otherwise expressed, his or her intention to terminate employment with the Company (or its Affiliates) or is otherwise likely to become unavailable to continue as an officer or Employee. The Company (or its Affiliates) does not have a present intention to terminate the employment of any officer or Employee or the services of any Contingent Worker. The Company (or its Affiliates) does not have any employment or consulting contracts currently in effect that are not terminable at will without notice (or pay in lieu) or payment of severance or similar amounts. Except as required by law, upon termination of the employment or services of any such Employees or Contingent Workers, no severance or other payments will become due. The Company (or its Affiliates) has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services of Employees or Contingent Workers.

(f)The Company and its Affiliates have not made any representations regarding equity incentives to any Employee, Contingent Worker, consultant or independent contractor that are inconsistent with the share amounts and terms set forth in Schedule 2.2.

(g)The Company has not misclassified, and has no direct or indirect Liability with respect to any misclassification or joint employment of, any employee or Contingent Worker leased from another employer, including the PEO.

(h)The Company (or its Affiliate) is not engaged in, nor in the past four (4) years has it engaged in, an unfair labor practice and is not now, nor ever has been, the subject of any Action that asserts that the Company (or its Affiliate) has committed an unfair labor practice. No Actions from, or on behalf of, any Employee or Contingent Worker is or has been pending in the last four (4) years or, to the Company’s Knowledge, threatened against, or reasonably anticipated by, the Company (or its Affiliate). To the Company’s Knowledge, the Company (or its Affiliate) is not presently, nor has it ever been, the subject of any audit or investigation by any Governmental Body with respect to any of its employment policies or practices and the Company (or its Affiliate) is not party to, nor is otherwise bound by, any consent decree with, or any citation or other Order by, any Governmental Body relating to any Employee or employment practice or engagement relating to a Contingent Worker.

(i)The Company (or its Affiliate) is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union or other collective group, and no labor union or other collective group has requested or, to the Knowledge of the Company, has sought to represent any of the Employees, Contingent Workers, representatives or agents of the Company (or its Affiliate). There is no strike or other labor dispute involving the Company (or its Affiliate) pending or to the Knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving Employees or Contingent Workers.

(j)To the Knowledge of the Company, none of the officers or directors of the Company (or its Affiliate), has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(k)In the past four (4) years, no Employee or Contingent Worker has been misclassified by the Company (or its Affiliates) under the Fair Labor Standards Act or other applicable Law, and the Company has not received any notice from any Person disputing the classification of any Employee or Contingent Worker. No Contingent Worker is eligible to participate in any Company Employee Plan directly administered by the Company, and the Company (or its Affiliates) have received no notice from any Governmental Body disputing the classification of a Contingent Worker. The Company (and its Affiliates) has never had any temporary or leased employees that were not treated and accounted for in all respects as Employees of the Company (or its Affiliate). The Employees of the Company are and have been correctly classified as either exempt or non-exempt employees under the Fair Labor Standards Act or applicable Law. The Company (and its Affiliates) maintains accurate and complete records of all hours worked by each non-exempt employee eligible for overtime compensation and compensates all Employees in accordance with the requirements of the Fair Labor Standards Act and any other applicable Law. To the extent that any Contingent Workers are or were engaged by the Company, the Company currently classified and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 (or applicable Law equivalent) employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites.

(l)In the past four (4) years, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any individual was, as of the events at issue, an officer or director, manager or supervisory-level employee of the Company (or its Affiliates) in such person’s capacity as such or, to the Company’s Knowledge, in any other capacity. The Company (or its Affiliates) has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any agreement or provision similar to any of the foregoing relating to any Sexual Misconduct Allegation against the Company (or its Affiliates) or any Person who is or was an officer, director, manager, or supervisory level employee, or Contingent Worker of the Company (or its Affiliates). The Company and its Affiliates have investigated all Sexual Misconduct Allegations by, or against, any of its Employees and Contingent Workers, and no case involving any such Sexual Misconduct Allegation is pending. With respect to each such Sexual Misconduct Allegation, the Company (or its Affiliates) has taken appropriate responsive action as required under Law.

(m)There are no claims, actions, suits, proceedings, complaints, charges, or investigations, whether pending or, to the Company’s Knowledge, threatened, by any Employee, Governmental Body, or any other Person, asserting that the benefits, employment Laws, or regulations of any jurisdiction (including state, where applicable) in which such employing entity of the Company or Affiliate as the case may be is located, should apply to such Employee or any group of Employees.

(n)All current Employees and Contingent Workers are legally authorized to work in the country in which they perform services, either because of their status as citizens, legal permanent residents, or by virtue of possessing a visa under applicable Law relating to immigration control which visa allows for such employee to work in such country. Schedule 2.14(n) of the Disclosure Schedules sets forth a list of all current Employees and Contingent Workers who possess a visa in order to lawfully work for or provide services to the Company or its Affiliates. In the past four (4) years, the Company has properly completed all reporting and verification requirements pursuant to applicable Law relating to immigration control for all of its Employees, including the U.S. Citizenship and Immigration Services Form I-9 or applicable Law equivalent. The Company or its Affiliates have not received any written notice from any Governmental Entity that the Company (or its Affiliate) is in violation of any applicable Law pertaining to immigration control or that any Employee or Contingent Worker is or was not legally authorized to be employed or engaged in the country in which they perform services on behalf of the Company or its Affiliates or is or was using an invalid social security number or similar personal identification number under applicable Law. There is no pending or, to the Company’s Knowledge, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 or similar applicable Law against the Company or its Affiliates.

(o)In the last four (4) years the Company (or its Affiliate) has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state, local or foreign Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state, local or foreign Law, or incurred any liability or obligation under WARN Act or any similar state, local or foreign Law that remains unsatisfied.

(p)Schedule 2.14(p) sets forth a complete list of each Company Employee Plan and each Employee Agreement. The Company (or its Affiliate) does not have any commitment to establish or enter into any new Company Employee Plan or new Employee Agreement, to modify any Company Employee Plan or Employee Agreement or the terms of the applicable Company Employee Plan or Employee Agreement.

(q)The Company has made available to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service Contracts and group insurance Contracts, (vi) all communications provided by the Company to any Employee or Contingent Worker relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company and which is not specifically provided for in such Company Employee Plan, (vii) all correspondence between the Company and any Governmental Body relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA and HIPAA forms and related notices, if any (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, (x) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm, and (xi) the most recent United States Internal Revenue Service (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.

(r)The Company and its Affiliates have performed all obligations required to be performed by it under, is not in default or violation of, and, as of the date hereof, the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material aspects and in material compliance with all applicable Laws, including ERISA or the Code and all other applicable Laws, including but not limited to automatic enrollment obligations under the UK Pensions Act 2008. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or an opinion letter upon which it can rely, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. There are no actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the United States Internal Revenue Service, United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Except as set forth in Schedule 2.14(r), the Company and its Affiliates are not party to any agreement with a professional employer organization or similar association.

(s)Each Company Employee Plan that is subject to ERISA can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Purchaser, the Company or any Affiliate, other than ordinary administration expenses. Termination of the Company’s 401(k) Plan will not trigger liquidation charges, surrender charges or other fees other than ordinary administrative expenses incurred in connection with the termination.

(t)Neither of the Company nor any Subsidiary has ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to, any pension plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code (“Pension Plan”). No pension plan maintained, established, sponsored, participated in, contributed to, or been required to contribute to by the Company or its Subsidiaries has ever held, within the meaning of ERISA, employer real property or employer securities as a plan assets. At no time has the Company or any Subsidiary contributed to or been obligated to contribute, or otherwise has any potential liability with respect to, to any multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”). Neither the Company nor any Subsidiary has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code (a “Multiple Employer Plan”). Neither the Company nor any Subsidiary has any potential liability with respect to any Pension Plan, Multiemployer Plan or Multiple Employer Plan.

(u)Except as set forth in Schedule 2.14(u), neither the Company nor any Subsidiary sponsors, participates in, contributes to or has any potential liability with respect to any self-insured plan that provides group health benefits to Employees or Contingent Workers (including any such plan pursuant to which a stop loss policy or Contract applies).

(v)No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other welfare benefits to any Person for any reason, except as may be required by COBRA, and the Company (or its Affiliate) has not ever represented, promised or contracted to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(w)The Company and each Subsidiary has, prior to the date hereof, complied with the Patient Protection and Affordable Care Act and COBRA.

(x)Neither the Company nor any Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees or other Persons who perform services outside the United States (“Non-US Employee Plan”). No Non-US Employee Plan that is a defined benefit plan has any unfunded or underfunded (or uninsured or underinsured, where applicable) liabilities or obligations.

(y)To the Company’s Knowledge, all elections and notices under Code Section 83(b) have been timely filed by all individuals who acquired unvested shares of Capital Stock, and each such election is currently in effect and has not been revoked, terminated or declared invalid.

(z)No Option (or other right to acquire any Capital Stock) is or has ever been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1). Each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) satisfies in form and operation the requirements of Code Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) and the guidance thereunder (and has satisfied such requirements for the entire period during which Code Section 409A has applied to such arrangement), and no additional Tax under Code Section 409A(a)(1)(B)

has been incurred (whether or not assessed) or could be incurred by a participant in any such Company Employee Plan or Company Employee Agreement.

(aa)Neither Company nor any of its Subsidiaries has any obligation (whether pursuant to a Company Employee Plan or Company Employee Agreement otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to any Tax.

(bb)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the other operative documents (either alone or upon the occurrence of any additional or subsequent event) will (i) entitle any current or former Employee, officer, director, Contingent Worker or consultant to severance, retention or change of control benefits, (ii) otherwise increase the amount of compensation due to any current or former Employee, officer, director, Contingent Worker or consultant or forgive indebtedness owed by any such individual or (iii) accelerate the time of payment or vesting of any benefit, under any Company Employee Plan or Employee Agreement, except to the extent required by Code Section 411(d)(3).

2.15Insurance. Schedule 2.15 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Such insurance policies or bonds cover such risks and are in such amounts as to comply with all Contracts to which the Company is a party and applicable Law. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which the total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.16Taxes.

(a)All income and other material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. Since the Balance Sheet Date, the Company has not incurred any Taxes other than in the ordinary course of business. All material required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company. There are no Tax liens upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(b)The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws. The Company has complied in all material respects with its obligations to collect all sales and use Taxes required to be collected, including without limitation, value added tax for services provided by third parties, and has remitted such amounts to the appropriate taxing authorities. The Company has complied with all Tax information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)No audit report has been issued relating to any Taxes due from or with respect to the Company. There are no audits, examinations or investigations of the Company by any taxing authority in progress, nor has the Company received any notice from any taxing authority that such authority intends to conduct such an audit, examination or investigation. No assessment of Tax has been proposed against the Company or any of its assets or properties, which remains unpaid or unresolved. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, nor has it ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d)The Company has not (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) requested any extension of time within which to file any Tax Return, (iii) granted any extension for the assessment or collection of Taxes, (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (v) entered into any arrangement that would not meet the requirements of Section 409A of the Code; or (vi) entered into or is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or similar arrangement. The Company is not a party to any Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(e)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing; (vii) gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (viii) “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 or 951A of the Code (or any corresponding or similar provision of law) of the Company attributable to a Pre-Closing Tax Period.

(f)The Company has not distributed stock of another Person, nor has either the Company had its membership interests or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)The Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee, or successor, by Contract, or otherwise. The Company has not been a member of any affiliated group (as defined in Section 1504(a) of the Code other than a group the common parent of which was the Company) or consolidated, combined or unitary group for purposes of any other Taxes.

(h)No Subsidiary of the Company that was incorporated or organized in a jurisdiction outside of the United States (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country (x) other than the country in which it is organized and (y) where it does not file Tax Returns, which notice or claim has not since been withdrawn.

2.17Permits. Schedule 2.17 sets forth all material franchises, Permits and any similar authority maintained by the Company. As of the Closing, the Company has validly held, complied with, and conducted its business in accordance with all applicable Laws and material Permits and is not in default in any material respect under any of such Permits.

2.18Corporate Documents. The Organizational Documents of the Company are in the form provided to Purchaser. The copy of the minute books of the Company provided to Purchaser contains minutes of all meetings of the stockholders and directors, as applicable, and all actions by written consent without a meeting by the stockholders and directors, as applicable, and accurately reflects all actions by the stockholders and directors, as applicable, with respect to all transactions referred to in such minutes.

2.19Environmental and Safety Laws. (a) The Company is and has been in compliance with all Environmental Laws for the past three (3) years; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company during any time that such site has been owned, leased or otherwise used by the Company or any Affiliate or affiliated Entity of the Company, and, to the actual knowledge of the Company, at any other time; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Purchaser true and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes hereof, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.20Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.20, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby.

2.21Customers and Suppliers. Schedule 2.21 sets forth a list of the top 25 suppliers of goods or services to the Company, based on the amount paid by the Company during each of (i) the 12-month period January 31, 2024 and (ii) the five-month period ended on June 30, 2024 (the “Major Suppliers”), together with in each case the accounts payable and the amount paid during such period. Schedule 2.21 also sets forth a list of the top 25 customers of the Company based on the amounts invoiced by the Company during each of (i) the 12-month period ended on January 31, 2024 and (ii) the five-month period ended on June 30, 2024 (the “Major Customers”), together with in each case the amount of collections and accounts receivable during such period. The Company’s relationships with its Major Suppliers and Major Customers are good commercial working relationships. The Company is not engaged in any dispute with any Major Supplier or Major Customer, and to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit, change the terms of (including any announced or requested change in quantities or pricing) or reduce its business relations with the Company. The Company has no reason to believe that the consummation of the transactions contemplated by this Agreement are reasonably likely to have an adverse effect on the business relationship of the Company with any Major Supplier or Major Customer. The Company has provided to Purchaser or its counsel correct and complete copies of all Contracts with all Major Suppliers and Major Customers.

2.22FCPA; Import/Export. Neither the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents, consultants, independent contractors or representatives (in their capacities as such), has, in the past five years, (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, Employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-bribery or anti-corruption Law of similar effect; (ii) otherwise taken any action that would cause the Company to be in violation of the FCPA or any other applicable anti-bribery or anti-corruption Law of similar effect; (iii) made or authorized any unlawful import into or export from the United States in violation of the U.S. customs law, U.S. export laws, and associated regulations; (iv) is aware of any such violations committed by its agents; or (v) engaged in any activities in violation of U.S. anti-boycott laws or failed to report any boycott-related inquiries required under U.S. law. The Company has instituted and maintains policies and procedures designed to promote and achieve, and that are reasonably expected to continue to promote and achieve, compliance with the FCPA and U.S. customs and export laws and regulations.

2.23Accounts Receivable. To the Company’s Knowledge, the debtors to which the accounts receivable of the Company relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables has been made subject to an assignment for the benefit of creditors. All accounts receivable of the Company (i) are valid and existing; (ii) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business; and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. The Company has not been notified of any dispute regarding the collectability of any such accounts receivable. Amounts collected from a customer in respect of accounts receivable have been applied by the Company to the applicable invoice to which such amounts are due and payable, and not to the oldest unpaid receivable from such customer.

2.24Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

2.25Bank Accounts; Letters of Credit. Schedule 2.25 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued).

2.26Warranties. Schedule 2.26 includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). Except as set forth on Schedule 2.26, no product or service of the Company is subject to any guaranty, warranty or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services of the Company, or the failure of any such product or service to meet agreed-upon specifications, and to the Company’s Knowledge, there is no basis for any of the foregoing.

3.Representations and Warranties of Purchaser and Merger Sub. Each of Purchaser and Merger Sub hereby represents and warrants to the Company that the following representations are true and complete as of the date hereof and as of the Closing Date:

3.1Organization, Good Standing, Qualification and Power. Each of Purchaser and Merger Sub has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and has all requisite authority to carry on its business as currently conducted. Each of Purchaser and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

3.2Authorization. Each of Purchaser and Merger Sub has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which Purchaser and/or Merger Sub is a party, when executed and delivered by Purchaser and/or Merger Sub, as applicable, will constitute valid and legally binding obligations of Purchaser and/or Merger Sub, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. As of the date this Agreement is executed, Purchaser has the financial wherewithal to comply with all of its obligations under this Agreement, including, without limitation, the payment of the Purchase Price, and has no knowledge of any circumstance or set of circumstances that could render it unable to pay the Purchase Price.

3.3Legal Proceedings. There is no Action pending or, to the knowledge of Purchaser, threatened, with respect to, against or affecting Purchaser or Merger Sub or any current or former representative of Purchaser or Merger Sub in its, his or her capacity as such or with respect to any Purchaser or Merger Sub seeking to prevent or delay the transactions contemplated hereby, except for such Actions as would not, if adversely determined, reasonably be expected to have a Material Adverse Effect.

3.4Financial Ability. Purchaser’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Purchaser’s, Merger Sub’s or any other Person’s ability to obtain financing for the completion of transactions contemplated by this Agreement. At the Closing, Purchaser and Merger Sub will have sufficient cash available to pay all amounts to be paid by Purchaser and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including Purchaser’s and Merger Sub’s costs and expenses and the aggregate Purchase Price on the terms and conditions contained in this Agreement, and there will not be any restriction on the use of such cash for such purpose.

3.5Foreign Person Status. None of Purchaser or Merger Sub is (a) a “foreign person” or a “foreign entity,” as defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) or (b) controlled by a “foreign person,” as defined in the DPA. Each of Purchaser and Merger Sub further represents that the transactions contemplated by this Agreement will not result in any “foreign person” affiliated with Purchaser or Merger Sub, whether affiliated as a direct or indirect equity holder, limited partner or otherwise, to obtain through Purchaser or Merger Sub any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company (which shall not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce or manufacture ”critical technology” (as defined in the DPA), including processes, techniques or methods; (ii) membership or observer rights on the board of directors or board of managers or equivalent governing body of the Company or the right to nominate an individual to a position on the board of directors or board of managers or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any "critical technology" (as defined in the DPA), (y) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company.

3.6Brokers and Agents. Neither Purchaser nor Merger Sub has employed any broker, finder or agent in connection with the transactions contemplated hereby. No broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of the transactions contemplated by this Agreement pursuant to any Contract to which Purchaser or any of its Affiliates is a party for which any Equityholder and/or any of their respective Affiliates may be liable following the Closing.

4.Covenants.

4.1Conduct of Business by the Company Pending the Closing. From and after the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company shall (x) conduct its business in the ordinary and usual course of business and consistent with past practice; and (y) use commercially reasonable efforts to preserve intact its business organizations and goodwill, including business relationships with customers and suppliers. From and after the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company shall not, except (a) as set forth on Schedule 4.1, (b) as expressly required pursuant to this Agreement, (c) as expressly required by applicable Law (with prior written notice to Purchaser (email to suffice) if permitted under applicable Law) or (d) as consented to or approved by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)Take any action which, had it been taken prior to the execution of this Agreement, would have been required to be disclosed on Schedule 2.12.

(b)(i) amend or propose to amend its Organizational Documents, (ii) split, combine or reclassify Capital Stock, or (iii) repurchase, redeem or otherwise acquire any Equity Interests of the Company;

(c)issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any Equity Interests, or any securities convertible into, exchangeable for or exercisable for such Equity Interests;

(d)(i) incur or become contingently liable with respect to any Indebtedness other than in the ordinary course of business, (ii) make any capital expenditures, (iii) loan, advance funds or make any investment in or capital contribution to any other Person, or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;
(e)enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(f)enter into any sale, lease, mortgage or subject to any Lien or otherwise dispose of any of its assets, other than sales, leases, mortgages or Liens with a value of less than $5,000 in the aggregate, or enter into any license outside the ordinary course of business consistent with past practice;

(g)revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, or change any method of accounting or accounting principles or practice;

(h)except as required by Law, make, change or revoke any Tax election, change any annual Tax accounting period, or elect to adopt or change any method of Tax accounting, settle or compromise any Tax action or other Tax liability, file or cause to be filed any Tax Return other than on a basis consistent with past practice, file or cause to be filed an amended Tax Return, consent to any extension or waiver of the applicable statute of limitations with respect to Taxes, file or cause to be filed a material claim for refund or surrender any claim for refund; provided, however, that nothing in this Section 4.1(h) shall preclude the Company from filing Tax Returns in the ordinary course of business on a basis consistent with past practice;

(i)acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or the stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases in the ordinary course of business consistent with past practice;

(j)pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) Company Transaction Expenses or (ii) the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice;

(k)modify, amend or terminate (except for the expiration of any such Contract in accordance with its terms) any Material Contract, or waive, release or assign any material rights or claims under any such Material Contract;

(l)enter into any Material Contract other than in the ordinary course of business consistent with past practice;

(m)covenant not to sue with respect to or subject to any Lien (other than Permitted Liens) any material Intellectual Property Rights other than non-exclusive licenses granted to customers in the ordinary course of business;

(n)accelerate the collection of or discounting of any accounts receivable, delay the payment of accounts payable or deferred expenses or otherwise increase cash, except in the ordinary course of business consistent with past practice;

(o)amend, cancel, terminate or modify any Lease Agreement, or enter into any assignment or sublease of any Lease Agreement, or fail to exercise any extension available under or pursuant to any Lease Agreement;

(p)declare, set aside or pay any dividends, or otherwise make any distribution with respect to any of the shares of Capital Stock;

(q)hire any employee or any individual acting as an independent contractor with target annual compensation greater than $200,000, or terminate any Employee or Contingent Worker, other than for cause;

(r)grant any material increase in compensation (including wages, salaries, bonuses or any other remuneration) or benefits, or otherwise materially increase the compensation or benefits payable, or to become payable, to any Employee or Contingent Worker, or grant any new rights to retention, change of control, severance or termination pay to any Employee or Contingent Worker, or terminate or enter into any new (or materially amend any existing) Company Employee Plan or Employee Agreement, in each case other than as required by this Agreement or in the ordinary course of business consistent with past practice;

(s)enter into, terminate or amend any Contract with a PEO or staffing agency; or

(t)enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

4.2No-Shop.

(a)From and after the date of this Agreement until the Closing (or the earlier termination of this Agreement), the Company shall not, directly or indirectly through any officer, director, employee, Contingent Worker, representative or agent of the Company or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of Capital Stock or similar transactions involving the Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. The Company represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b)The Company shall notify Purchaser as promptly as possible (and no later than 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person or entity that informs the Company (or its advisors) that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

4.3Access to Information. The Company shall afford Purchaser and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours, to the Company’s properties, books, contracts, commitments, records and executive officers, including without limitation, access to any real property for the purpose of conducting an environmental audit or assessment, and other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Purchaser may reasonably request; provided, however, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of counsel, would violate any Law. The Company agrees to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.

4.4Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto (either Purchaser or the Company, as appropriate) of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate on or prior to the Closing Date, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not

(i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

4.5280G Covenant. Prior to the Closing, the Company shall submit to its shareholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Purchaser) by a vote of such shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), any such payments or other benefits that may, separately or in the aggregate, cause there to be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Shareholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Shareholder Vote, the Company shall obtain, from each Person whom is with respect to the Company a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) a written waiver (in form and substance previously approved by Purchaser) pursuant to which such Person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code (the “280G Waivers”). The Company shall provide to Purchaser any materials to be distributed to its shareholders pursuant to this Section 4.5 within a reasonable period of time prior to distribution to such shareholders and such materials shall be subject to the prior review and approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to Purchaser copies of all the 280G Waivers and written confirmation that either (a) the 280G Shareholder Vote was solicited and the shareholder approval was obtained with respect to any 280G Payments that were subject to the 280G Shareholder Vote, or (b) the shareholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual pursuant to the 280G Waivers.

4.6Information Statement. Prior to the Closing, the Company shall prepare an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of Delaware Law (the “Information Statement”) and, in connection with the Closing, shall deliver the Information Statement to those of the Stockholders who did not execute the Written Consent for the purpose of informing them of the approval of the Merger and the adoption of this Agreement and requesting that such Stockholder execute a written consent and agreement, substantially similar to the Written Consent.

4.7Confidentiality. Each of the Equityholders shall not, at any time, directly or indirectly, use for any purpose, divulge, furnish, or make accessible to any Person or Entity any confidential or proprietary knowledge or information with respect to the Company’s ownership, management, operation, accounting, finances, bookkeeping, marketing plans, customer information, and other specialized or confidential information (“Confidential Information”). The Equityholders will use their reasonable efforts to safeguard the secrecy of any Confidential Information. Notwithstanding the foregoing, the Equityholders may disclose Confidential Information if and only to the extent (A) required by any request or order of any Governmental Body; (B) otherwise required by Law; (C) necessary to establish the Equityholder’s rights under this Agreement or (D) necessary to obtain services from their attorneys, accountants, consultants, and other professional advisors in connection with their investment in the Company and any of the transactions or actions contemplated by any of the Transaction Agreements; provided that, in each case, the disclosing Equityholder will first notify Purchaser of such requirement, permit Purchaser to contest such requirement if reasonably appropriate, and cooperate with Purchaser in limiting the scope of the proposed disclosure and/or obtaining appropriate further means for protecting the confidentiality of Confidential Information. Each Equityholder acknowledges and agrees that any breach of this Section 4.7 will cause injury to Purchaser for which money damages would be an inadequate remedy and that, in addition to remedies at law, Purchaser is entitled to equitable relief as a remedy for any such breach or threatened breach.

4.8Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company has terminated any and all Company Employee Plans intended to include a Code Section 401(k) arrangement, including without limitation the Airbase 401(k) plan (each, a “401(k) Plan”) and has taken all actions necessary to facilitate such termination, including coordination of termination of payroll contributions and has adopted any necessary amendments to the 401(k) Plan no later than the day immediately preceding the Closing. The Company has provided Purchaser with evidence that such 401(k) Plans(s) have been terminated and any necessary amendments adopted effective no later than the day immediately preceding the Closing Date pursuant to resolutions of the board of directors of the Company, which resolutions were subject to review and reasonable approval of Purchaser.

4.9Indemnification of Directors & Officers and D&O Tail.

(a)All rights to indemnification, advancement of expenses and exculpation from liabilities by the Company existing in favor of those Persons who are current or former directors, managers, or officers of the Company at or prior to the Closing Date (the “D&O Indemnified Parties”) for their acts, errors and omissions as directors, managers and officers of the Company occurring on or prior to the Closing Date, including in respect of the transactions contemplated in this Agreement, as provided in the Organizational Documents as in effect as of the Closing Date, and as provided in any indemnification agreements between the Company and such D&O Indemnified Parties (as in effect as of the date hereof) listed on Schedule 4.9(a), shall survive Closing and be observed and performed by Surviving Corporation (and Purchaser shall cause Surviving Corporation to honor such observance and performance by the Company) to the fullest extent permitted by applicable Law for a period of six (6) years from the Closing Date. Surviving Corporation guarantees the full and timely performance of the obligations of the Company under this Section 4.9(a).

(b)Prior to the Closing, the Company has purchased an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for D&O Indemnified Parties which shall provide such D&O Indemnified Parties with coverage for six years following the Effective Time on substantially comparable terms and conditions as the existing coverage applicable to the D&O Indemnified Parties immediately prior to the Effective Time. After the Closing, for a period of not less than six (6) years from the Closing Date, Purchaser shall not, and shall cause the Company not to, cancel or intentionally reduce the coverage under the D&O Tail. All costs and expenses related to the D&O Tail shall be borne two-thirds by the Company and one-thirds by Purchaser.

(c)Notwithstanding anything contained in this Section 4.9 or elsewhere in this Agreement, no D&O Indemnified Party shall be entitled to indemnification, exculpation or advance of expenses pursuant to this Section 4.9 with respect to (i) such Person’s Fraud (as adjudicated by a court of competent jurisdiction) or (ii) any Losses pursuant to Section 7.

4.10R&W Insurance. Purchaser shall obtain the R&W Policy, which shall waive any right of subrogation, contribution or otherwise by the insurer against the Equityholders, except in the event of Fraud of such Party. Purchaser shall not (and shall cause its Affiliates not to) amend or modify, or terminate or waive the subrogation, third party beneficiary or amendment provisions contained in the R&W Policy in any matter that would be adverse to the Equityholders without the prior written consent of the Agent. The Agent and the Equityholders shall be express third party beneficiaries of the subrogation provision of the R&W Policy

4.11Pre-Closing Publicity. Prior to the Closing, the Company shall not make any public disclosure or comment regarding the terms of this Agreement or the transactions contemplated herein without the prior approval of Purchaser except as may be required by Applicable Law or by any Governmental Body or as may be reasonably necessary to enforce any rights under this Agreement (each, an “Exception”). In the event that such disclosure is or may be required by an Exception, the Company shall promptly notify Purchaser so that Purchaser may seek, at Purchaser’s expense, a protective order or other remedy, and the Company shall reasonably assist Purchaser therewith. If Company remains legally compelled to make such disclosure, the Company shall (a) disclose only such information as the Company is required to disclose and (b) use reasonable efforts to ensure that such information is afforded confidential treatment.

4.12Governmental Approvals and Consents.

(a)Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file any notifications required pursuant to the HSR Act as promptly as practicable (and, absent material changes to the HSR Act filing requirements, in no event later than the 5th business day following the date of this Agreement); (ii) file any filings or notifications pursuant to any other merger control, competition or antitrust related legal or regulatory requirements of foreign jurisdictions, commissions or governing bodies (“Antitrust Laws”) that Purchaser reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement (collectively, the “Antitrust Filings”) as promptly as practicable; and (iii) respond as promptly as practicable to any request for information and documentary material by any Governmental Body relating to the above filings and submissions. The Company shall not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Body without the written consent of the Purchaser. Purchaser shall pay all filing fees required under the HSR act by the Company and Purchaser.

(b)In connection with proceedings relating to the filings in paragraph (a) above, each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry by any Governmental Body; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Body regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by law, permit the other party to review in advance, with a reasonable opportunity for comment thereon, any material communication to a Governmental Body relating to the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting or conference with any Governmental Body and, unless prohibited by the Governmental Body, permit the other party to attend and participate therein. The foregoing obligations in this Section 4.12(b) shall be subject to the confidentiality obligations under Section 4.7 above and any attorney-client, work product or other privilege. For the reasonable protection of confidential information and to avoid violations of law or privilege waivers, each party may disclose information hereunder for outside counsel only, in which case the party receiving the information shall limit its distribution to outside counsel only.

(c)Without limiting the generality of Section 4.12(b), each of Purchaser and the Company will promptly take and use its reasonable best efforts to pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Body with jurisdiction over the enforcement of any applicable Antitrust Law, regarding the legality of the Merger and each of the parties will otherwise use its reasonable best efforts to resolve such objections or challenges as such Governmental Body may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable. Nothing in this Agreement, including this Section 4.12, requires Purchaser or any of its Affiliates or Subsidiaries to (i) sell, divest, or otherwise convey (or otherwise agree to sell, divest, or otherwise convey) any material amount of assets, categories, portions or parts of assets or businesses of the Company or Purchaser or its Affiliates; (ii) license, hold separate or enter into similar arrangements with respect to any amount of assets of the Company, or Purchaser or its Affiliates; or (iii) materially alter, modify, terminate or cancel any existing relationships, contracts, rights, obligations, policies or practices, or create any new contracts, right, obligations, policies or practices, in each case of the Company or Purchaser or its Affiliates.

(d)During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Purchaser and the Company shall not, without the prior written consent of the other party, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay any Party’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder. Without limiting the generality of the foregoing, none of the parties hereto shall, directly or indirectly, acquire (via merger, consolidation, stock or asset purchase, or otherwise), or agree to so acquire, any material amounts of assets of, or any equity in, any other Person or any business or division thereof, unless that acquisition or agreement could not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting periods relating to the filings subject to this Section 4.12; or (ii) materially increase the risk of any Governmental Body entering an order prohibiting, preventing, limiting, restricting, delaying, or otherwise restraining the consummation of the transactions contemplated by this Agreement, or of not being able to remove, or have lifted or vacated, any such order on appeal or otherwise.

4.13Written Consent. Following the execution and delivery of this Agreement, the Company shall take all reasonable action necessary to solicit and obtain the Written Consent in accordance with Law and the Organizational Documents and shall deliver the Written Consent to Purchaser no later than one Business Day after the date hereof.

4.14Termination of PEO Arrangement. Prior to the Closing, the Company shall use commercially reasonable efforts to terminate the Letter of Engagement for Contracting Services between the Company as the client and Connect Resources L.L.C. as the PEO dated October 28, 2022 and to engage the Contingent Worker currently engaged as an employee through Connect Resources L.L.C. through Remote Group instead prior to the date of this Agreement.

4.15Indian Subsidiary. Prior to the Closing, the Company shall have delivered to Purchaser a share purchase agreement, by and among Airbase Labs India Private Limited, Aruna

Harshavardhana, and a designee of Purchaser for the acquisition of all shares of Airbase Labs India Private Limited held by Aruna Harshavardhana, in a form reasonably acceptable to Purchaser and the Company.

5.Post-Closing Tax Matters.

5.1Tax Returns; Liability for Taxes; Other Tax Matters.

(a)Purchaser shall prepare or cause to be prepared any Tax Return that is required to be filed by or on behalf of the Company after the Closing Date with respect to any Pre-Closing Tax Period or any Straddle Period, and shall deliver a copy of any such Tax Return that is an income or other material Tax Return to Agent at least 30 days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings) for Agent’s review. All such Tax Returns that relate exclusively to any Tax period ending on or prior to the Closing Date shall be prepared consistent with past practices except as required by Law (except as reasonably necessary to account for the Transfer Pricing Study. Purchaser shall consider in good faith any reasonable comments made by Agent at least 15 days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings). Any unresolved comments will be resolved pursuant to Section 1.12. Purchaser shall file or cause to be filed such Tax Return with the appropriate Governmental Body and will provide a copy of such filed Tax Return to Agent; provided that the Equityholders shall pay any Pre-Closing Taxes payable with respect to such Tax Return at least three days prior to the due date for filing such Tax Return.

(b)The Company, the Surviving Corporation, Purchaser, the Equityholders and Agent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

(c)Purchaser shall not make any election under Section 338 of the Code (or any similar provision under state, local or non-U.S. Law) with respect to the acquisition, pursuant to this Agreement, of the Company. Except as required under the R&W Insurance Policy in connection with a claim or as part of the resolution or settlement of a Third Party Claim in accordance with Section 7.3, Purchaser shall not amend or cause the Company to amend any Tax Return of the Company filed prior to Closing without the express written consent of Agent (not to be unreasonably withheld, conditioned or delayed) if the effect of such amendment would be to create or increase any indemnification obligation of the Stockholders under Section 7.2(a) of this Agreement.

(d)In the event of a conflict between this Section 5.1 and any other provisions of this Agreement, the provisions of this Section 5.1 shall control.

6.Conditions to the Closing.

6.1Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser and the Company:

(a)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Closing shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Closing, which makes the consummation of the Closing illegal.

(b)Governmental Approvals. All filings required for the consummation of the Merger under the HSR Act and any other Antitrust Law shall have been made, all waiting periods applicable to the consummation of the Merger under the HSR Act or any other Antitrust Law (including any extension thereof) shall have expired or been terminated, and all consents, clearances, permissions, or other authorizations required for the consummation of the Merger under any Antitrust Law set forth on Schedule 2.8(b)(z) shall have been made or obtained.

6.2Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)Representations and Warranties. (i) The Fundamental Representations (except for the representations and warranties of the Company set forth in Section 2.16) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing (except for such representations and warranties that speak specifically as of another date, which shall be true and correct in all respects as of such date) and (ii) all other representations and warranties of the Company (including the representations and warranties of the Company set forth in Section 2.16) (A) that are not qualified by “materiality” (including the word “material”) or “Material Adverse Effect” shall be true and correct in all material respects and (B) that are qualified by “materiality” (including the word “material”) or “Material Adverse Effect” shall be true and correct in all respects, in each instance on and as of the date hereof and on and as of the Closing (except for such representations and warranties that speak specifically as of another date, which shall be true and correct in all material respects as of such date).

(b)Performance of Obligations. The Company shall have performed and complied in all material respects with each covenant, obligation and condition of this Agreement required to be performed and complied with by the Company as of the Closing.

(c)No Material Adverse Effect. No event, occurrence or development shall have occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)Closing Written Consent. The Company shall have delivered the Written Consent to Purchaser.

(e)No Litigation. There shall not be pending any Action challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

6.3Additional Conditions to Obligations of the Company. The obligations of the

Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect”) on and as of the date hereof and as of the Closing (except for such representations and warranties that speak specifically as of another date, which shall be true and correct as of such date).

(b)Performance of Obligations. Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

7.Indemnification; Remedies.

7.1Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any other Transaction Agreement shall survive the Closing through and until the date that is 12 months after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 2.1 (Organization), 2.2 (Capitalization), 2.3 (Authorization), 2.16 (Taxes) and 2.20 (Brokers’ and Finders’ Fees) shall survive the Closing until the expiration of the applicable statute of limitations (all of such representations and warranties collectively, the “Fundamental Representations”); provided further that solely with respect to claims for Fraud, all such representations and warranties shall survive indefinitely (any such period of survival set forth in this Section 7.1, a “Survival Period”); and provided further that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 7.2 before the termination of the applicable Survival Period.

7.2Indemnification.

(a)Subject to Sections 7.1 and 7.3 hereof, each of the Stockholders (collectively, the “Indemnifying Parties” and each an “Indemnifying Party”) severally, but not jointly, hereby agrees to indemnify, defend and hold harmless Purchaser, the Surviving Corporation and their respective directors, managers, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Indemnified Parties” and each an “Indemnified Party”) from and against, and to pay to the applicable Indemnified Parties as incurred, the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding punitive or exemplary damages (other than any such damages that are awarded pursuant to a Third Party Claim)), interest, fines, claims, suits, actions, causes of action, assessments, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim, incurred or asserted against such Indemnified Party (individually, a “Loss,” and collectively, “Losses”) based upon, arising out of, relating to or resulting from:

(i)the failure of any of the representations or warranties made by the Company and/or any Equityholder in this Agreement, any certificate delivered pursuant hereto or in any other Transaction Agreement to be true and correct in all respects at and as of the date hereof and as of the Closing Date (it being understood that in the case of an Equityholder breach only the breaching Equityholder and not any other Equityholder will be liable therefor);

(ii)the breach of any covenant or other agreement on the part of the Company and/or any Equityholder under this Agreement, any certificate delivered pursuant hereto or any other Transaction Agreement (it being understood that in the case of an Equityholder breach only the breaching Equityholder and not any other Equityholder will be liable therefor);

(iii)any Pre-Closing Taxes;

(iv)any claim by any Person based upon, arising out of, relating to or resulting from the Payment Schedule or ownership of or an interest in or to the Equity Interests of the Company; or

(v)any payment or consideration made in connection with any negotiations, settlements or proceedings related to a demand for appraisal rights by a holder of Dissenting Shares, in each case in excess of what such holder was entitled to receive.

(b)Notwithstanding anything in this Agreement to the contrary, for purposes of indemnification obligations under this Section 7, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality”, “material”, “Material Adverse Effect” or other similar qualifications shall be deemed to have been made without any such qualification solely for purposes of determining (i) whether a breach of such representation or warranty has occurred and (ii) the amount of Losses arising out of or relating to any such breach of representation or warranty.

(c)The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(d)Notwithstanding anything to the contrary contained in this Agreement, (i) the Indemnified Parties shall have no obligation to seek indemnification from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Indemnifying Parties, (ii) the Indemnifying Parties shall have no right of contribution from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Indemnifying Parties and (iii) there shall be no proration of the obligation to pay any Losses between the Company and the Indemnifying Parties and, irrespective of whether such Claim results from an action or inaction by the Company or the Indemnifying Parties, the Indemnifying Parties shall be solely responsible for any such Losses. In the case of a Third Party Claim, Indemnified Parties shall be entitled to recover Losses based upon, arising out of, relating to or resulting from any allegation that, if true, would constitute a claim for which Indemnified Parties would be entitled to recovery under this Agreement.

7.3Indemnification Procedures.

(a)A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought, provided that with respect to any claim against the Indemnifying Parties generally or any Indemnifying Party specifically, Purchaser may provide notice to Agent, on behalf of the Indemnifying Party(ies), which notice shall be deemed having been provided to such Indemnifying Party(ies).

(b)In the event that any action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 7.2 hereof (regardless of but subject to the applicable limitations set forth in Section 7.4 hereof) (a “Third Party Claim”), Purchaser shall as soon as practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by Section 7.2 hereof to be forwarded to Agent. The failure of Purchaser to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can reasonably demonstrate actual loss or prejudice as a result of such failure and then only to the extent of such loss or prejudice. Purchaser shall have the right, at the sole expense of the Indemnifying Party, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder with the written consent of Agent or the Indemnifying Party (which consent shall not be unreasonably conditioned, delayed or withheld). If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c)After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of such sums so due and owing to the Indemnified Party in accordance with Section 7.5 hereof.

7.4Limitations on Indemnification. With respect to indemnification claims brought against any Indemnifying Party pursuant to Section 7.2(a) hereof:

(a)other than with respect to Fraud or claims based upon the Fundamental Representations, the Indemnifying Parties’ maximum aggregate liability under Section 7.2(a)(i), shall be limited to the Indemnity Escrow Fund;

(b)the Indemnified Parties shall not have the right to be indemnified under Section 7.2(a)(i) (excluding with respect to the Fundamental Representations or Fraud) unless and until the Indemnified Parties shall have incurred, on a cumulative basis following the Closing, Losses in excess of $812,500.00 (the “Deductible”) in which event the right to be indemnified shall apply to all Losses in excess of the Deductible;

(c)other than as set forth in Section 7.4(d), each Indemnifying Party’s maximum aggregate liability under this Agreement shall be limited to the total proceeds actually received by such Indemnifying Party in the transactions contemplated by this Agreement; and

(d)in the case of Fraud by an Indemnifying Party or of which an Indemnifying Party had actual knowledge, such Indemnifying Party’s liability shall not be limited, but no Indemnifying Party shall be liable for another Indemnifying Party’s Fraud (unless such Indemnifying Party had actual knowledge of such Fraud).

7.5Indemnity Payments. Any payment that any Indemnifying Party is obligated to make to any Indemnified Parties pursuant to this Section 7 shall be paid by the Indemnifying Parties or Purchaser by wire transfer of immediately available funds within 10 days after the date notice of any sums due and owing is delivered to Agent by Purchaser.

7.6Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent.

(a)Claims. At any time at or after an Indemnified Party gives Agent written notice of such Indemnified Party’s indemnification claim hereunder, Purchaser may make a written claim against the Indemnity Escrow Fund (a “Claim”) by delivering written notice of the same (the “Claim Notice”) to Escrow Agent as more particularly provided in the Escrow Agreement (in which event Purchaser will provide a copy of such Claim Notice to Agent). Any such Claim Notice will include a brief description of the Claim and the amount (which may be estimated) of the Claim. Upon receipt of a Claim Notice, Escrow Agent will, as more particularly provided in the Escrow Agreement, segregate from the Indemnity Escrow Fund into a separate account (the “Pending Claims Account”) a portion of the Indemnity Escrow Fund as necessary to satisfy and pay the amount of the Claim as stated in the Claim Notice. Escrow Agent will distribute the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement.

(b)Final Distribution. On the date that is 12 months after the Closing Date, Purchaser and Agent will deliver a joint written instruction to Escrow Agent to distribute to Paying Agent, on behalf of the Indemnifying Parties, the Indemnity Escrow Fund, less all amounts then segregated in a Pending Claims Account, to be distributed based upon each Indemnifying Party’s Percentage.

(c)Any amounts required to be paid by the Indemnifying Parties to an Indemnified Party pursuant to a claim for indemnification pursuant to Section 7 for which the Indemnifying Parties are severally liable in proportion to their respective Percentage (excluding any claims for indemnification made against a specific Indemnifying Party for any inaccuracy in or breach of any representation or warranty of, or for the breach or non-fulfillment of any covenant, agreement or obligation required be performed by, such specific Indemnifying Party) shall be first satisfied from the Indemnity Escrow Fund, in accordance with the terms hereof and of the Escrow Agreement, until the Indemnity Escrow Fund is reduced to $0.00 (due to the release of such funds pursuant to this Section 7.5 or otherwise), and thereafter, such amounts shall be payable directly by the Indemnifying Parties (subject to the limitations set forth herein, to the extent applicable) in proportion to their respective Percentages.

7.7Tax Treatment of Indemnity Payments. The Company, the Indemnifying Parties and Purchaser agree to treat any indemnity payment made pursuant to this Section 7 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

7.8R&W Insurance and Other Sources; Order of Recovery.

(a)In calculating amounts payable to any Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of any amounts actually recovered by any Indemnified Party (or its Affiliates) under the R&W Insurance Policy and any other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of any reasonable out-of-pocket costs or expenses actually incurred in obtaining such insurance, indemnification, contribution or reimbursement). If payment from the R&W Insurance Policy or any other sources of indemnification, insurance policies or otherwise is received by an Indemnified Party after indemnification is received by such Indemnified Party hereunder, such Indemnified Party shall promptly pay to the applicable Indemnifying Parties the amount recovered by it from the R&W Insurance Policy or such other sources of indemnification, insurance policies or otherwise for which such Indemnified Party had been indemnified hereunder.

(b)other than with respect to Fraud or claims based upon the Fundamental Representations, any amounts owing to any Indemnified Party pursuant to Section 7.2(a)(i) shall be recovered first from the Indemnity Escrow Fund (to the extent there are then any funds remaining in the Indemnity Escrow Fund). Any amounts in excess of the amounts available in the Indemnity Escrow Fund owing to any Indemnified Party pursuant to Section 7.2(a)(i) (other than with respect to Fraud or claims based upon the Fundamental Representations) shall be recoverable solely and exclusively under the R&W Insurance Policy.

(c)any amounts owing to any Indemnified Party pursuant to Section 7.2(a)(i) with respect to claims based upon the Fundamental Representations shall be recovered in the following order: (1) first from the Indemnity Escrow Fund (to the extent there are then any funds remaining in the Indemnity Escrow Fund), (2) second from the R&W Insurance Policy up to its limit (if the R&W Insurance Policy would otherwise respond to any such Loss), and (3) third, subject to Section 7.4, from the Indemnifying Parties, severally and not jointly based upon each Indemnifying Party’s Percentage.

7.9Exclusive Remedy; Further Limitations. Except for remedies arising from claims based on Fraud or based on documents primarily related to employment, in which case the Indemnified Party shall have all rights and remedies under this Agreement and those provided by law and in equity, and for equitable remedies, the indemnification provisions set forth in this Section 7 and the R&W Insurance Policy shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims from and after the Closing Date arising out of the subject matter of this Agreement. Nothing in this Section 7.9 shall be construed to limit the rights of the Indemnified Parties against the insurance carrier under the R&W Insurance Policy. No Indemnified Party shall be entitled to double recovery for any indemnifiable Damages even though such Damages may be recoverable under more than one provision of Section 7.2. Notwithstanding the foregoing, this Section 7.9 shall not apply to Agent’s rights to be indemnified by the Equityholders under Section 8.

8.Agent.

8.1Appointment of Agent. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Equityholder shall be deemed to have approved and appointed Shareholder Representative Services LLC as of the Closing as the representative, agent and attorney-in-fact of the Equityholders for all purposes in connection with this Agreement and the agreements ancillary hereto. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Equityholders. Without limiting the foregoing, Agent shall have the authority:

(a)to consummate the transactions contemplated herein and to pay such Equityholders’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred prior to, on or after the date of this Agreement);

(b)to give and receive notices and communications;

(c)to authorize or object to delivery to Purchaser or any other Indemnified Party of cash from the Escrow Fund in satisfaction of claims by Purchaser or any other Indemnified Party and to facilitate the distribution of any funds payable by Purchaser under this Agreement that are for the benefit of Indemnifying Parties that are released from the Escrow Fund for the benefit of the Indemnifying Parties pursuant to the provisions of this Agreement;

(d)to deduct or hold back any funds that may be payable to any Indemnifying Party pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable by such Indemnifying Party hereunder, in each case on a basis consistent with their Percentage;

(e)to make any determinations with respect to, agree to, negotiate, and enter into settlements and compromises of any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Purchase Price;

(f)to comply with Orders with respect to any matters contemplated by this Agreement;

(g)to execute and deliver on behalf of such Equityholder any amendment or waiver to the terms of this Agreement;

(h)to disburse funds to third parties for expenses and liabilities;

(i)to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors;

(j)to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing or permitted or required by the terms of this Agreement or the Escrow Agreement; and

(k)to do each and every act and exercise any and all rights that such Equityholder, or any or all of the Equityholders collectively, are permitted or required to do or exercise under this Agreement.

This grant of authority (including the appointment of agency and this power of attorney) (i) is coupled with an interest and will be irrevocable and will not be terminated by any Equityholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Equityholder or the occurrence of any other event, and any action taken by Agent will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Equityholder or Agent will have received any notice thereof and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or fraction of his, her or its interest in the Escrow Fund. Agent may resign at any time. A new Agent may be designated by the holders at Closing of a majority in interest of the Escrow Fund upon not less than 10 days’ prior written notice to Purchaser. No bond shall be required of Agent. After the Closing, notices or communications to or from Agent shall constitute notice to or from each of the Equityholders.

8.2Exculpation; Indemnification. Agent will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify Agent against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Agent Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of Agent, Agent will reimburse the Equityholders the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or willful misconduct. Agent Losses may be recovered by Agent from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Agent may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred. In no event will Agent be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of Agent or the termination of this Agreement.

8.3Acceptance of Appointment; Survival of Immunities. By his, her or its signature to this Agreement, the initial Agent hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as agent and to discharge the duties and responsibilities of Agent pursuant to the terms of this Agreement.

8.4Actions of Agent. A decision, act, consent or instruction of Agent shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each such Equityholder, and Escrow Agent, Paying Agent, Purchaser, Merger Sub and the Surviving Corporation may rely upon any decision, act, consent or instruction of Agent as being the decision, act, consent or instruction of each and every such Equityholder. Escrow Agent, Paying Agent, Purchaser, Merger Sub and the Surviving Corporation are hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Agent. The Equityholders acknowledge that Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

8.5Expense Fund. Upon the Closing, Purchaser will wire an amount of $250,000 (the “Expense Fund”) to Agent, which will be used for any expenses incurred by Agent. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to Agent any ownership right that they may otherwise have had in any such interest or earnings. Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Agent’s responsibilities, Agent will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

9.Termination.

9.1Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) through Section 9.1(d) by written notice by the terminating party to the other party):

(a)by the mutual written consent of Purchaser and the Company;

(b)by either Purchaser or the Company if the Closing shall not have been consummated by the date 180 days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) Purchaser, if Purchaser’s breach of any representation, warranty or covenant under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) the Company if the Company’s breach of any representation, warranty or covenant under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)by either Purchaser or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing; or

(d)by either Purchaser or the Company, if (i) there has been a breach of or inaccuracy in any representation, warranty or covenant on the part of the other party, such that the conditions set forth in Sections 6.2(a) or 6.2(b) in the case of termination by Purchaser) or Sections 6.3(a) or 6.3(b) (in the case of termination by the Company) cannot be satisfied and (ii) such breach or inaccuracy shall not have been cured (if the same is curable) within 30 days following receipt by the breaching party of written notice of such breach or inaccuracy from the other party.

9.2Effect of Termination. In the event of termination of this Agreement as provided in Section 9, there shall be no liability on the part of parties or their respective officers, directors, or stockholders, except to the extent that such termination results from the breach by such party of any of its representations, warranties or covenants set forth in any Transaction Agreement; provided, however, that the provisions of Section 10 shall remain in full force and effect and survive any termination of this Agreement.

10.Miscellaneous.

10.1Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign any or all of its rights, obligations and interests hereunder to any Affiliate of Purchaser without any such written consent but with notice to Agent so long as each of the representations and warranties of Purchaser contained in Section 3 shall still be true and correct in all material respects as of the Closing; provided, further, that Purchaser may subrogate or assign its rights (but not its obligations) under this Agreement to any carrier(s) or underwriter(s) providing the R&W Insurance Policy to the extent permitted under the R&W Insurance Policy. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

10.3Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Wilmington County in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c)EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.4Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or .PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail (email) if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address set forth below, or to such other address as subsequently modified by written notice given in accordance with this Section 10.6.

If to Purchaser, to:

Paylocity Corporation
1400 American Lane
Schaumburg, Illinois 60173
Attention: General Counsel
Email:

If notice is given to Purchaser, or the Company following the Closing, a copy (which shall not constitute notice) shall also be given to:

DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, TX 78701
Attention: D. Joseph Fore, PC; Victoria McGuire
Email:

If to the Company prior to the Closing, to:

Airbase Inc.
548 Market St.
Suite 93249
San Francisco, CA 94104
Attention: Thejo Kote; Archit Shah
Email:

If notice is given to the Company prior to the Closing or to Agent, a copy (which shall not constitute notice) shall also be sent to:

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attention: David Johanson; Mark Joseph
E-mail:

If to Agent, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email:
Telephone:

10.7Fees and Expenses. Except to the extent otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.8Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, whether suit is actually filed and in all instances of a further appeal of an underlying action.

10.9Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of Purchaser and (i) prior to the Closing, the Company and Agent or (ii) following the Closing, Agent. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived by Purchaser, on its own behalf, and following the Closing on behalf of the Company, by the Company, prior to the Closing on its own behalf, or after the Closing by Agent, on behalf of the Equityholders and on its own behalf. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon each of the parties hereto and their successors and assigns.

10.10Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.11Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

10.13Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.14Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 7 hereof, the other Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.15Specific Performance. Purchaser and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof without proof of damages or otherwise, in addition to any other remedy at law or equity. Each party agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that a party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.15 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.16Waiver of Conflicts; Attorney Client Privilege.

(a)Each of the parties to this Agreement (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Closing, Goodwin Procter LLP (“Company Counsel”) has represented only the Company. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or the Transaction Agreements between the Agent, on the one hand, and another Consenting Party, on the other hand (each a “Dispute”), the Consenting Parties consent to Company Counsel’s representation of the Agent in the Dispute(s). Company Counsel has acted as counsel for the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and, in that respect, not as counsel for any other Person, including, Purchaser or Merger Sub. Company Counsel may represent post-Closing the Agent with respect to other matters that may include post-Closing matters related to this Agreement and the transactions contemplated hereby. Only the Company shall be considered a client of Company Counsel in the Acquisition Engagement.

(b)Notwithstanding anything to the contrary contained herein, as to any communications occurring prior to the Closing between the Company, the Agent or any Equityholder or any of them, on the one hand, and any Company Counsel, on the other hand, solely to the extent related to the transactions contemplated by the Transaction Agreement and not related to any other matter related to the Company, to the extent such communications are subject to attorney-client privilege (collectively, the “Privileged Communications”), Purchaser and the Company, together with any of their respective successors or assigns, agree that the Agent may and, Purchaser and the Company, together with any of their respective successors or assigns, may not, use or rely on any of the Privileged Communications in any action or claim solely between (i) the Agent and the Equityholders, on the one hand, and (ii) Purchaser and its subsidiaries, on the other hand, after the Closing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

AIRBASE INC.

By:	/s/ Thejo Kote
Name: Thejo Kote
Title: Chief Executive Officer

AGENT:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

PURCHASER:

PAYLOCITY CORPORATION

By:	/s/ Ryan Glenn
Name: Ryan Glenn
Title: Chief Financial Officer

MERGER SUB:

PROJECT ALPINE MERGER SUB, INC.

By:	/s/ Ryan Glenn
Name: Ryan Glenn
Title: Chief Financial Officer and Assistant Secretary